As filed with the Securities and Exchange Commission on July 9, 2014

Registration No. 333-197044

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM F-10

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Form F-10

MAG SILVER CORP.

(Exact name of registrant as specified in its charter)

British Columbia, Canada	1040	Not applicable
(Province or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number, if applicable)	(I.R.S. Employer Identification No., if applicable)

#770-800 West Pender Street

Vancouver, BC, Canada V6C 2V6

Tel: 604-630-1399

(Address and telephone number of Registrant’s principal executive offices)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, DE 19711

Telephone: 302-738-6680

(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

Copies to:
Christopher J. Cummings, Esq. Paul, Weiss, Rifkind, Wharton & Garrison LLP 77 King Street West Suite 3100 Toronto, ON, Canada M5K 1J3 Tel: 416-504-0522 Fax: 416-504-0530	Bob J. Wooder Blake, Cassels & Graydon LLP 595 Burrard Street P.O. Box 49314 Suite 2600, Three Bentall Centre Vancouver, BC, Canada V7X 1L3 Tel: 604-631-3330 Fax: 604-631-3309	Riccardo A. Leofanti Skadden, Arps, Slate, Meagher & Flom LLP 222 Bay Street Suite 1750, P.O. Box 258 Toronto, ON, Canada M5K 1J5 Tel: 416-777-4703 Fax: 416-777-4747	Neville J. McClure Stikeman Elliott LLP Suite 1700, Park Place 666 Burrard Street Vancouver, BC, Canada V6C 2X8 Tel: 604-631-1324 Fax: 604-681-1825

Approximate date of commencement of proposed sale to the public:. As soon as practicable after this Registration Statement becomes effective.

Province of British Columbia, Canada

(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box below):

A.	☒	upon filing with the Commission pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B.	☐	at some future date (check the appropriate box below):

	1.	☐	pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than 7 calendar days after filing).

	2.	☐

pursuant to Rule 467(b) on (                    ) at (            ) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (                    ).

	3.	☐

pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

	4.	☐	after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box.  ☐

Prospectus	July 9, 2014

MAG SILVER CORP.

C$10.25 Per Offered Share

7,320,000 Common Shares

This short form prospectus qualifies the distribution (the “Offering”) of 7,320,000 Common Shares (the “Offered Shares”) of MAG Silver Corp. (the “Company” or “MAG”) at a price of C$10.25 per Offered Share (the “Offering Price”). The Offered Shares will be sold pursuant to an underwriting agreement (the “Underwriting Agreement”) dated June 27, 2014, as amended, between the Company and BMO Nesbitt Burns Inc., Raymond James Ltd., Macquarie Capital Markets Canada Ltd., Scotia Capital Inc., H.C. Wainwright & Co. LLC, National Bank Financial Inc., TD Securities Inc. and PI Financial Corp. (collectively, the “Underwriters”). H.C. Wainwright & Co. LLC is not registered as a dealer in any Canadian jurisdiction and, accordingly, will only sell Common Shares into the United States and will not, directly or indirectly, solicit offers to purchase or sell the Common Shares in Canada. The Offering Price has been determined by negotiation between the Company and the Underwriters. See “Plan of Distribution”.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE COMMON SHARES NOR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS SHORT FORM PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

This offering is made by a foreign private issuer that is permitted, under a multijurisdictional disclosure system adopted by the United States, to prepare this short form prospectus in accordance with Canadian disclosure requirements. Prospective investors should be aware that such requirements are different from those of the United States. Financial statements included or incorporated herein have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”), and thus may not be comparable to financial statements of United States companies.

Prospective investors should be aware that the acquisition of the Common Shares described herein may have tax consequences both in the United States and Canada, including the Canadian federal income tax consequences applicable to a foreign controlled Canadian corporation that acquires Offered Shares. This short form prospectus may not fully describe such consequences for investors who are resident in, or citizens of, the United States.

The enforcement by investors of civil liabilities under the federal securities laws of the United States may be affected adversely by the fact that the Company is incorporated under the laws of British Columbia, that some or all of its officers and directors are Canadian residents, that some or all of the experts named in the registration statement are Canadian residents, and that all or a substantial portion of the assets of the Company and said persons may be located outside the United States.

The outstanding Common Shares of the Company are listed and posted for trading on the Toronto Stock Exchange (the “TSX”) under the symbol “MAG” and on the NYSE Market LLC (the “NYSE MKT”) under the symbol “MVG”. On June 25, 2014, the last trading day prior to the announcement of the Offering, the closing price of the Common Shares on the TSX and NYSE MKT was C$11.15 and US$10.44, respectively.

Price: C$10.25 per Offered Share

	Price to the Public	Underwriters’ Fee(1)	Net Proceeds to the Company(2)(3)
Per Offered Share	C$10.25	C$0.5125	C$9.7375
Total(3)	C$75,030,000	C$3,751,500	C$71,278,500

Notes:

(1)

Pursuant to the terms and conditions of the Underwriting Agreement, the Company has agreed to pay to the Underwriters a fee equal to 5.0% of the gross proceeds of the Offering (the “Underwriters’ Fee”). See “Plan of Distribution” for a description of all compensation payable to the Underwriters.

(2)	After deducting the Underwriters’ Fee, but before deducting expenses of the Offering, estimated to be C$500,000, which will be paid from the proceeds of the Offering.
(3)

The Company has granted to the Underwriters an option (the “Over-Allotment Option”), exercisable in whole or in part in the sole discretion of the Underwriters at any time until the date which is 30 days following the Closing Date, to purchase up to an additional 1,098,000 Common Shares of the Company at a price of C$10.25 per Common Share (the “Over-Allotment Shares”), to cover over-allotments, if any, and for market stabilization purposes. If the Over-Allotment Option is exercised in full, the total price to the public, the Underwriters’ Fee and the net proceeds to the Company (before deducting expenses of the Offering), will be C$86,284,500, C$4,314,225 and C$81,970,275, respectively. This short form prospectus also qualifies the distribution of the Over-Allotment Shares to be issued or sold upon exercise of the Over-Allotment Option. A purchaser who acquires Over-Allotment Shares forming part of the Underwriters’ over-allocation position acquires those Over-Allotment Shares under this short form prospectus, regardless of whether the over-allocation position is ultimately filled through the exercise of the Over-Allotment Option or secondary market purchases. Unless the context otherwise requires, the term “Offered Shares” includes any Over-Allotment Shares issued upon exercise of the Over-Allotment Option. See “Plan of Distribution”.

The Underwriters, as principals, conditionally offer the Offered Shares, subject to prior sale, if, as and when issued by the Company and accepted by the Underwriters in accordance with the conditions contained in the Underwriting Agreement referred to under “Plan of Distribution” and subject to approval of certain Canadian legal matters on behalf of the Company by Blake, Cassels & Graydon LLP, certain United States legal matters on behalf of the Company by Paul, Weiss, Rifkind, Wharton & Garrison LLP, certain Canadian legal matters on behalf of the Underwriters by Stikeman Elliott LLP and certain United States legal matters on behalf of the Underwriters by Skadden, Arps, Slate, Meagher & Flom LLP. In connection with the Offering and subject to applicable laws, the Underwriters may over-allot or effect transactions that are intended to stabilize or maintain the market price of the Offered Shares at levels other than that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time and must be brought to an end after a limited period. See “Plan of Distribution”. The Underwriters may offer the Offered Shares at prices lower than the Offering Price. Notwithstanding any reduction by the Underwriters on the Offering Price, the Company will still receive net proceeds of C$9.7375 per Offered Share purchased by the Underwriters pursuant to this Offering. See “Plan of Distribution”.

Subscriptions for the Offered Shares will be received subject to rejection or allotment in whole or in part and the right is reserved to close the subscription books at any time without notice. Closing is expected to take place on or about July 16, 2014, or such other date as may be agreed between the Company and the Underwriters but in any event not later than 42 days following the date of a final receipt for the final prospectus (the “Closing Date”). Certificates (in physical or electronic form) representing the Offered Shares will be issued on the Closing Date.

The following table sets forth the number of Over-Allotment Shares issuable under the Over-Allotment Option:

Underwriters’ Position	Maximum Number of Over-Allotment Shares	Exercise Period	Exercise Price
Over-Allotment Option	1,098,000 Over-Allotment Shares	At any time up to 30 days from the Closing Date	C$10.25 per Over-Allotment Share

The head office of the Company is located at 770 – 800 West Pender Street, Vancouver, British Columbia, Canada V6C 2V6, and its registered office is located at 2600 – 595 Burrard Street, Vancouver, British Columbia, Canada V7X 1L3.

An investment in the Offered Shares involves a high degree of risk. It is important for a prospective purchaser to consider the risk factors described or referred to in this short form prospectus. See “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors”.

Investors should rely only on the information contained or incorporated by reference in this short form prospectus. The Company and the Underwriters have not authorized anyone to provide investors with different information. The Underwriters are offering to sell, and seeking offers to buy, the Offered Shares only in jurisdictions where, and to persons to whom, offers and sales are lawfully permitted. Investors should not assume that the information contained in this short form prospectus is accurate as of any date other than the date on the front of this short form prospectus. The Company’s business, operating results, financial condition and prospects may have changed since that date.

Dr. Peter Megaw, who has provided a consent to the incorporation by reference into this short form prospectus of certain technical information for which he is the responsible qualified person, resides outside of Canada.

Dr. Megaw has appointed the following agent for service of process:

Name of Person or Company	Name and Address of Agent
Dr. Peter Megaw	MAG Silver Corp.
Suite 770, 800 West Pender Street
Vancouver, British Columbia
Canada, V6C 2V6

Purchasers are advised that it may not be possible for investors to enforce judgments obtained in Canada against any person or company that is incorporated, continued or otherwise organized under the laws of a foreign jurisdiction or resides outside of Canada, even if the party has appointed an agent for service of process.

The Company’s consolidated financial statements that are incorporated by reference into this short form prospectus have been prepared in accordance with IFRS, which differs from U.S. generally accepted accounting principles (“U.S. GAAP”). Therefore, the Company’s consolidated financial statements incorporated by reference into this short form prospectus and in the documents incorporated herein by reference, may not be comparable to financial statements prepared in accordance with U.S. GAAP. Unless otherwise indicated, all information in this short form prospectus assumes no exercise of the Over-Allotment Option.

Unless the context otherwise requires, references in this short form prospectus to “MAG” or the “Company” includes MAG Silver Corp. and its subsidiaries.

CURRENCY AND EXCHANGE RATE INFORMATION

Unless stated otherwise or the context otherwise requires, all references to dollar amounts in this short form prospectus are references to United States dollars. References to “US$” are to United States dollars and references to “C$” are to Canadian dollars.

The noon rate of exchange on July 8, 2014 as reported by the Bank of Canada for the conversion of United States dollars into Canadian dollars was US$1.00 equals C$1.0674 (C$1.00 equals US$0.9369).

i

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This short form prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 and forward-looking information within the meaning of Canadian securities laws. Such forward-looking statements and information include, but are not limited to:

•	the future price of silver, gold, lead and zinc;

•	the estimation of mineral resources;

•	preliminary economic estimates relating to the Juanicipio Project (as defined herein);

•	estimates of the time and amount of future silver, gold, lead and zinc production for specific operations;

•	estimated future exploration and development expenditures and other expenses for specific operations;

•	permitting time lines;

•	the Company’s expectations regarding impairments of mineral properties;

•	the Company’s expectations regarding its negotiations with the Ejido to obtain surface access to the Cinco de Mayo Property (as defined herein);

•	the anticipated timing of an updated resource estimate for Minera Juanicipio (as defined herein);

•	the Company’s expectations regarding the sufficiency of its capital resources and requirements for additional capital;

•	litigation risks;

•	currency fluctuations; and

•	environmental risks and reclamation cost.

When used in this short form prospectus, any statements that express or involve discussions with respect to predictions, beliefs, plans, projections, objectives, assumptions or future events of performance (often but not always using words or phrases such as “anticipate”, “believe”, “estimate”, “expect”, “intend”, “plan”, “strategy”, “goals”, “objectives”, “project”, “potential” or variations thereof or stating that certain actions, events, or results “may”, “could”, “would”, “might” or “will” be taken, occur, or be achieved, or the negative of any of these terms and similar expressions), as they relate to the Company or management, are intended to identify forward-looking statements and information. Such statements reflect the Company’s current views with respect to future events and are subject to certain known and unknown risks, uncertainties and assumptions.

Many factors could cause actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements and information, including, among others:

•	the potential for no commercially mineable deposits due to the speculative nature of the Company’s business;

•	none of the properties in which the Company has an interest having any mineral reserves;

•	estimates of mineral resources being based on interpretation and assumptions which are inherently imprecise;

•	no guarantee of surface rights for the Company’s mineral properties;

•	no guarantee of the Company’s ability to obtain all necessary licenses and permits that may be required to carry out exploration and development of its mineral properties and business activities;

•	risks related to all of the properties in which the Company has an interest being located in Mexico;

•	the effect of global economic and political instability on the Company’s business;

•	risks related to the Company’s ability to finance substantial expenditures required for commercial operations on its mineral properties;

•	the Company’s history of losses and no revenues from operations;

•	risks related to the Company’s ability to arrange additional financing, and possible loss of the Company’s interests in its properties due to a lack of adequate funding;

•

risks related to the development of the Juanicipio Project, particularly, Minera Juanicipio not yet having made a formal “production decision”, and no guarantee that the financial results and the contemplated development timeline will be consistent with the Amended Technical Report (as defined herein);

•	risks relating to the capital requirements for the Juanicipio Project and the timeline to production;

•	risks related to title, challenge to title, or potential title disputes regarding the Company’s mineral properties;

•	risks related to the Company being a minority shareholder of Minera Juanicipio;

•	risks related to disputes with joint venture partners and optionors;

•	risks related to the influence of the Company’s significant shareholders over the direction of the Company’s business;

•	the potential for legal proceedings to be brought against the Company;

•	risks related to environmental regulations;

•	the highly competitive nature of mineral exploration industry;

•	risks related to equipment shortages, access restrictions and lack of infrastructure;

•	the Company’s dependence upon qualified management;

•	the Company’s dependence on certain service providers (Minera Cascabel S.A. de C.V. (“Cascabel”) and IMDEX Inc. (“IMDEX”)) to supervise operations in Mexico;

•	risks related to directors being, or becoming, associated with other natural resource companies which may give rise to conflicts of interest;

•	currency fluctuations (particularly the C$/US$ and US$/Mexican Peso exchange rates) and inflationary pressures;

•	risks related to mining operations generally;

•	risks related to fluctuation of mineral prices and marketability;

•	the Company being subject to anti-corruption laws, human rights laws, and Mexican foreign investment and income tax laws;

•	the Company being subject to Canadian disclosure practices concerning its mineral resources which allow for more disclosure than is permitted for domestic U.S. reporting companies;

•	risks related to maintaining adequate internal control over financial reporting;

•	funding and property commitments resulting in dilution to the Company’s shareholders;

•	the volatility of the price of the Company’s Common Shares;

•	the absence of a liquid trading market for the Company’s Common Shares;

•	the Company being a “passive foreign investment company” which may have adverse U.S. federal income tax consequences for U.S. shareholders;

•	the difficulty of U.S. litigants effecting service of process or enforcing any judgments against the Company, as the Company, its principals and assets are located outside of the United States;

•	all of the Company’s assets being located outside of Canada;

•	risks related to the decrease of the market price of the Common Shares if the Company’s shareholders sell substantial amounts of Common Shares following the Offering;

•	risks related to dilution to existing shareholders if stock options are exercised;

•	the Company’s discretion in the use of the net proceeds from the Offering; and

•	the history of the Company with respect to not paying dividends and anticipation of not paying dividends in the foreseeable future.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein. This list is not exhaustive of the factors that may affect any of the Company’s forward-looking statements and information. Forward-looking statements are statements about the future and are inherently uncertain, and actual achievements of the Company or other future events or conditions may differ materially from those reflected in the forward-looking statements and information due to a variety of risks, uncertainties and other factors, including without limitation, those referred to in this short form prospectus under the heading “Risk Factors” and documents incorporated by reference herein. The Company’s forward-looking statements and information are based on the reasonable beliefs, expectations and opinions of management on the date the statements are made and, other than as required by applicable securities laws, the Company does not assume any obligation to update forward-looking statements and information if circumstances or management’s beliefs, expectations or opinions should change. For the reasons set forth above, investors should not attribute undue certainty to or place undue reliance on forward-looking statements and information.

ADDITIONAL INFORMATION

A registration statement on Form F-10 has been filed by the Company with the United States Securities and Exchange Commission’s (the “SEC”) in respect of the distribution of the Offered Shares. The registration statement, of which this short form prospectus constitutes a part, contains additional information not included in this short form prospectus, certain items of which are contained in the exhibits to such registration statement, pursuant to the rules and regulations of the SEC.

In addition to the Company’s continuous disclosure obligations under the securities laws of the provinces of Canada, the Company is subject to the information requirements of the U.S. Securities Exchange Act of 1934, as amended (the “U.S. Exchange Act”), and in accordance therewith the Company files with or furnishes to the SEC reports and other information. The reports and other information that the Company files with or furnishes to the SEC are prepared in accordance with the disclosure requirements of Canada, which differ in certain respects from those of the United States. As a foreign private issuer, the Company is exempt from the rules under the U.S. Exchange Act prescribing the furnishing and content of proxy statements, and the Company’s officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the U.S. Exchange Act. In addition, the Company may not be required to publish financial statements as promptly as U.S. companies. Copies of any documents that the Company has filed with the SEC may be read at the SEC’s public reference room at Room 1500, 100 F Street N.E., Washington, D.C., 20549. Copies of the same documents may also be obtained from the public reference room of the SEC by paying a fee. Please call the SEC at 1-800-SEC-0330 or access its website at www.sec.gov for further information about the public reference room.

Additional information about the Company and its business activities is available under the Company’s profile on the System for Electronic Document Analysis and Retrieval (“SEDAR”) at www.sedar.com and on the SEC’s Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”) at www.sec.gov.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents have been or will be filed with the SEC as part of the registration statement on Form F-10 of which this short form prospectus forms a part: (a) the documents referred to under the heading ‘‘Documents Incorporated by Reference’’; (b) consents of each of the following: Blake, Cassels & Graydon LLP, Stikeman Elliott LLP, Deloitte LLP, Jason Cox, Holger Krutzelmann, Michael Thomas, Henrik Thalenhorst, Alan Riles, David Ross and Dr. Peter Megaw; (c) the Underwriting Agreement; and (d) powers of attorney from certain of the Company’s directors and officers (included on the signature pages of the registration statement).

CAUTIONARY NOTE TO UNITED STATES INVESTORS

Technical disclosure regarding the Company’s properties included or incorporated by reference herein (the “Technical Disclosure”) has been prepared in accordance with the requirements of securities laws in effect in Canada, which differ from the requirements of the United States securities laws. Without limiting the foregoing, the Technical Disclosure uses terms that comply with reporting standards in Canada and certain estimates are made in accordance with National

Instrument 43-101 of the Canadian Securities administrators (“NI 43-101”). NI 43-101 is a rule developed by the Canadian Securities Administrators that establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. Unless otherwise indicated, all mineral resource estimates contained in the Technical Disclosure have been prepared in accordance with NI 43-101 and the Canadian Institute of Mining, Metallurgy and Petroleum Classification System. These standards differ significantly from the requirements of the SEC, and resource information contained in the Technical Disclosure may not be comparable to similar information disclosed by U.S. companies subject to reporting and disclosure requirements under U.S. federal securities laws.

The definitions of proven and probable reserves used in NI 43-101 differ from the definitions in SEC Industry Guide 7. In addition, the terms “mineral resource”, “measured mineral resource”, “indicated mineral resource” and “inferred mineral resource” are defined in and required to be disclosed by NI 43-101; however, these terms are not defined terms under SEC Industry Guide 7 and normally are not permitted to be used in reports and registration statements filed with the SEC. Under SEC standards, mineralization may not be classified as a “reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. Investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into reserves. “Inferred mineral resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian securities laws, estimates of inferred mineral resources may not form the basis of feasibility or pre-feasibility studies, except in rare cases. Additionally, disclosure of “contained ounces” in a resource is permitted disclosure under Canadian securities laws, however the SEC normally only permits issuers to report mineralization that does not constitute “reserves” by SEC standards as in place tonnage and grade without reference to unit measurements. Accordingly, information contained in the Technical Disclosure may not be comparable to similar information made public by U.S. companies subject to the reporting and disclosure requirements of United States federal securities laws and the rules and regulations thereunder.

DOCUMENTS INCORPORATED BY REFERENCE

Information has been incorporated by reference in this short form prospectus from documents filed with the securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Secretary of the Company at Suite 770, 800 West Pender Street, Vancouver, British Columbia, Canada, V6C 2V6, telephone (604) 630-1399 and are also available electronically under the Company’s profile on SEDAR at www.sedar.com and on the SEC’s EDGAR system at www.sec.gov.

The following documents filed by the Company with the various securities commissions or similar authorities in the Provinces of Canada, are specifically incorporated by reference and form an integral part of this short form prospectus:

(a)	annual information form of the Company dated March 27, 2014 for the year ended December 31, 2013 (the “Annual Information Form”);

(b)

audited consolidated financial statements of the Company as at and for the year ended December 31, 2013, together with the notes thereto and the report of the independent registered public accounting firm thereon;

(c)	management’s discussion and analysis of the financial condition and results of operations of the Company for the year ended December 31, 2013;

(d)	unaudited condensed interim consolidated financial statements of the Company as at and for the three months ended March 31, 2014;

(e)	management’s discussion and analysis of the financial condition and results of operations of the Company for the three months ended March 31, 2014;

(f)	management information circular of the Company dated for reference May 20, 2014 prepared for the purposes of the annual and special meeting of the Company held on June 24, 2014;

(g)

the report filed pursuant to NI 43-101 entitled “Technical Report on the Mineral Resource Update for the Juanicipio Joint Venture, Zacatecas State, Mexico” authored by Roscoe Postle Associates Inc. (“RPA”), dated June 12, 2014, as amended on June 30, 2014 and filed on SEDAR on July 3, 2014 (the “Amended Technical Report”); and

(h)	material change report dated June 27, 2014 relating to the announcement of the Offering.

v

For the avoidance of doubt, all technical information contained in the Annual Information Form which is derived from the technical report dated July 1, 2012 entitled “Minera Juanicipio Property, Zacatecas State, Mexico, Technical Report for Minera Juanicipio S.A. de C.V. (the “2012 Technical Report”) is expressly not incorporated by reference into this Prospectus, and all such information is superseded in its entirety by the Amended Technical Report.

To the extent that any document or information incorporated by reference into this prospectus is included in a report filed or furnished on Form 40-F, 20-F, 10-K, 10-Q, 8-K or 6-K (or any respective successor form), such document or information shall also be deemed to be incorporated by reference as an exhibit to the registration statement relating to the Common Shares of which this short form prospectus forms a part.

A reference herein to this short form prospectus also means any and all documents incorporated by reference in this short form prospectus. Any document of the type referred to above, including audited annual consolidated financial statements, unaudited condensed interim consolidated financial statements and the related management’s discussion and analysis, material change reports (excluding confidential material change reports), any business acquisition reports, the content of any news release disclosing financial information for a period more recent than the period for which financial information is deemed incorporated by reference in this short form prospectus and certain other disclosure documents as set forth in Item 11.1 of Form 44-101F1 of National Instrument 44-101 of the Canadian Securities Administrators filed by the Company with the securities commissions or similar regulatory authorities in Canada after the date of this short form prospectus and prior to the termination of the Offering shall be deemed to be incorporated by reference in this short form prospectus.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein is not incorporated by reference to the extent that any such statement is modified or superseded by a statement herein or in any subsequently filed document that is also or is deemed to be incorporated by reference herein. Any such modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be considered in its unmodified or superseded form to constitute a part of this short form prospectus; rather only such statement as so modified or superseded shall be considered to constitute part of this short form prospectus.

References to our website in any documents that are incorporated by reference into this prospectus do not incorporate by reference the information on such website into this prospectus, and the Company disclaims any such incorporation by reference.

THE COMPANY

Name, Address and Incorporation

The Company was incorporated under the Company Act (British Columbia) on April 21, 1999 under the name “583882 B.C. Ltd.” On June 28, 1999, in anticipation of becoming a capital pool company, the Company changed its name to “Mega Capital Investments Inc.” On April 22, 2003, the Company changed its name to “MAG Silver Corp.” to reflect its new business upon the completion of its qualifying transaction on the TSX Venture Exchange. Effective March 29, 2004, the Company Act (British Columbia) was replaced by the Business Corporations Act (British Columbia). Accordingly, on July 27, 2005, the Company transitioned under the Business Corporations Act (British Columbia) and adopted new articles and concurrently increased its authorized capital from 1,000,000,000 Common Shares to an unlimited number of Common Shares without par value and an unlimited number of Preferred Shares without par value.

The Company’s head office is located at Suite 770, 800 West Pender Street, Vancouver, British Columbia, Canada, V6C 2V6. The Company’s registered office is located at 2600 – 595 Burrard Street, Vancouver, British Columbia, Canada, V7X 1L3.

Intercorporate Relationships

The following chart illustrates the Company’s significant subsidiaries, including the jurisdiction of incorporation of each company and its properties.

(1)

The Company is the beneficial owner of 99% of the issued Class I shares of Minera Pozo Seco S.A. de C.V. (“Pozo Seco”). The remaining 1% of the issued Class I shares of Pozo Seco are held by Dan MacInnis, a director of the Company, on behalf of the Company.

(2)

The Company is the beneficial owner of 99% of the issued Class I shares of Minera Sierra Vieja S.A. de C.V. (“Sierra Vieja”). The remaining 1% of the issued Class I shares of Sierra Vieja are held by Dan MacInnis, a director of the Company, on behalf of the Company.

(3)

The Company is the registered owner of 99% of the issued Class I shares of Minera Los Lagartos, S.A. DE C.V. (“Lagartos”), a corporation incorporated under the laws of Mexico. The remaining 1% of the issued Class I shares of Lagartos are held by Dan MacInnis, a director of the Company, on behalf of the Company.

(4)

Lagartos is the registered owner of a 44% interest in Minera Juanicipio, S.A. De C.V. (“Minera Juanicipio”), and Fresnillo plc (“Fresnillo”), a London Stock Exchange listed company controlled by Industrias Peñoles, S.A. De C.V. (“Peñoles”), holds the remaining 56% interest in Minera Juanicipio.

(5)	Other Mineral Assets = Batopilas and Guigui.

Summary Description of Business

The Company is a Vancouver-based mineral exploration company that is focused on the acquisition, exploration and development of mineral exploration properties, with its primary focus being grassroots district scale silver projects located in the Mexican Silver Belt in Mexico. The principal properties of the Company include the Company’s 44% interest in the Juanicipio Joint Venture, a primarily silver exploration and development project (the “Juanicipio Project”), and its 100% owned Cinco de Mayo property, a silver, gold, lead and zinc exploration project (the “Cinco de Mayo Property”). The Company currently considers the Juanicipio Project and the Cinco de Mayo Property to be its material properties for the purposes of NI 43-101.

The Company also owns or holds an interest in a number of other property assets in Mexico.

Principal Projects

Juanicipio Project

The Juanicipio Project is located in the Fresnillo District, Zacatecas State, Mexico, approximately 6 kilometres west of the mining town of Fresnillo, and covers approximately 7,679 hectares. The Company initially acquired a 100% interest in the Juanicipio Project in 2002. From 2005 to 2007, Peñoles earned a 56% interest in the Juanicipio Project by conducting US$5,000,000 of exploration on the property and purchasing US$1,000,000 worth of Common Shares of the Company at market price at the time of purchase. In December 2007, Lagartos and Peñoles established Minera Juanicipio to hold and operate all mineral and surface rights related to the Juanicipio Project. Minera Juanicipio is governed by a shareholders agreement dated October 10, 2005 (the “Shareholders Agreement”). Pursuant to the Shareholders Agreement, each shareholder is to provide funding pro rata to its interest in Minera Juanicipio, with Fresnillo contributing 56% and the Company, through Lagartos, contributing 44%, respectively.

The Juanicipio Project hosts, at this time, three significant high grade silver (gold, lead and zinc) veins: the Valdecañas Vein, with its footwall offshoot the Desprendido Vein and the Juanicipio Vein. In 2014, the Amended Technical Report was authored by RPA. Fresnillo prepares its own internal resource estimate annually. Fresnillo’s estimates are not prepared in compliance with NI 43-101, and were not used in the Amended Technical Report and are not relied upon by the Company.

Cinco de Mayo Property

The 100% owned Cinco de Mayo Property is located approximately 190 kilometres northwest of the city of Chihuahua, in northern Chihuahua State, Mexico, and covers approximately 25,113 hectares. The primary concessions of Cinco de Mayo Property were acquired by way of an option agreement dated February 26, 2004, and the property remains subject to a 2.5% net smelter returns royalty.

Other Exploration Properties

The Company also holds interests in various other early stage exploration properties located in Mexico. The Company continues to evaluate exploration opportunities both on currently owned properties and on new prospects.

MINERAL PROPERTY – JUANICIPIO PROJECT

The following is an extracted summary section from the Amended Technical Report. The Amended Technical Report is incorporated by reference herein and, for full technical details, reference should be made to the complete text of the Amended Technical Report. The following summary does not purport to be a complete summary of the Juanicipio Project and is subject to all the assumptions, qualifications and procedures set out in the Amended Technical Report and is qualified in its entirety with reference to the full text of the Amended Technical Report. Readers should read this summary in conjunction with the Amended Technical Report. Readers are cautioned that the Amended Technical Report supersedes and replaces in all respects the 2012 Technical Report.

Executive Summary

RPA was retained by MAG to update the mineral resource estimate and prepare an independent Technical Report on the Juanicipio Joint Venture in Zacatecas State, Mexico. This Technical Report conforms to NI 43-101. MAG requires this report to support the updated mineral resource estimate for the property prepared by RPA and disclosed in a press release. RPA has visited the property several times, most recently on May 27, 2014. This Technical Report was amended as of June 30, 2014, to include enhanced cautionary language.

The Juanicipio property is owned by Minera Juanicipio, a joint venture between Fresnillo plc (Fresnillo, 56%) and MAG (44%), with Fresnillo acting as the operator. The major asset associated with the Juanicipio Joint Venture is a silver-gold-lead-zinc epithermal vein deposit.

An updated Preliminary Economic Assessment (“PEA”) was carried out by AMC Mining Consultants (Canada) Ltd. (“AMC”) in 2012 (the “2012 PEA”). The study defined Juanicipio as an economically robust, high-grade underground silver project exhibiting minimal financial or development risks that will produce an average of 15.1 million payable ounces of silver over the first full six years of commercial production and 10.3 million payable ounces per year over a 14.8 year total mine life. The 2012 PEA did not take into account any potential mining, processing, or infrastructure synergies from any association with the adjoining property owned by Fresnillo. The 2012 PEA was based on the resource estimate and model developed by Strathcona Mineral Services (“Strathcona”) dated November 2011.

The economic analysis in the PEA is preliminary in nature and is based, in part, on Inferred Mineral Resources that are considered too speculative geologically to have the economic considerations applied to them that would enable them to be categorized as mineral reserves. There is no certainty that the PEA will be realized.

On October 28, 2013, MAG announced that the Joint Venture had commenced underground development. The ramp advancement work is being conducted by a contractor using a conventional drill and blast method and a continuous miner where possible.

Conclusions

MAG and joint venture partner Fresnillo have made a major discovery of low-sulphidation epithermal vein mineralization, located in the southwest part of the world-class Fresnillo silver mining district. The discovery is located in the northeast corner of the property and consists of two silver-gold-lead-zinc epithermal structures known as the Valdecañas and Juanicipio vein systems. Most exploration on the property has focused on these two vein systems. There is good exploration potential remaining at the Juanicipio Vein and elsewhere on the property, which remains largely underexplored. A significant exploration budget is warranted.

The updated Mineral Resource estimate reflects the drill results available as of December 31, 2013 including 40 new infill diamond drill holes completed since the previous resource estimate. The new estimate demonstrates a conversion of previously classified Inferred Resources into the Indicated category and reports a deep lower grade resource separately. The Mineral Resources on the Juanicipio Property are contained within the Valdecañas Vein system and the Juanicipio Vein. The updated resource estimate uses a cut-off of US$70/tonne Net Smelter Return (“NSR”), which includes values for silver, gold and base metals.

The Valdecañas and Juanicipio Veins display the vertical grade transition from upper silver rich zones to deep gold and base metal dominant areas that is typical of Fresnillo District veins, and epithermal silver veins in general. Previous resource estimates were largely based on the upper silver rich zones with limited influence from the deep base metal dominant zone. The recent infill drilling has greatly improved discrimination of the vertical compositional zonations, allowing the updated Mineral Resource estimate reported here to be manually divided into the upper Bonanza Grade Silver Zone (“BGS Zone”) and the Deep Zone (Tables 1-1 and 1-2). This division highlights both the improved confidence in the BGS Zone, through conversion of previously categorized Inferred Resources into Indicated Resources, and the initial definition of the Deep Zone.

The increased drill density provides a better understanding of the vein geometry and indicates that the Valdecañas Vein comprises two overlapping “en-echelon” veins rather than a single vein offset by a fault. This reveals an area of overlap, with incrementally increased tonnage, especially in the BGS Zone. A number of new holes, targeted below the limits of the previous resource estimate, intersected significant widths (10.5 m to 25.8 m true thickness) of lower grade mineralization, which combined with previous deep intercepts led to the definition of the new Deep Zone resource.

TABLE 1-1    MINERAL RESOURCES BY METAL ZONE (100% BASIS)

MAG Silver Corp. – Juanicipio Joint Venture

	Grade					Contained Metal
Zone/Classification	Tonnage (Mt)	Ag (g/t)	Au (g/t)	Pb (%)	Zn (%)	Ag (M oz)	Au (k oz)	Pb (M lb)	Zn (M lb)
Bonanza Grade Silver Zone
Indicated	8.3	601	1.7	2.0	3.7	160	448	365	676
Inferred	2.4	626	1.9	1.4	2.2	48	146	74	114
Deep Zone
Indicated	1.8	93	1.7	1.4	2.6	5	97	54	102
Inferred	2.7	146	2.0	2.1	3.4	13	173	128	203

Notes:

1.	CIM definitions were followed for the classification of Mineral Resources.
2.	Mineral Resources are estimated at an incremental NSR cut-off value of US$70/tonne
3.

NSR values are calculated in US$ using factors of $0.57 per g/t Ag, $30.11 per g/t Au, $9.07 per % Pb, and $12.21 per % Zn. These factors are based on metal prices of US$21.50/oz Ag, US$1,250/oz Au, $0.91/lb Pb, and $0.99/lb Zn and estimated recoveries and smelter terms.

4.	The Mineral Resource estimate uses drill hole data available as of December 31, 2013.
5.	Mineral Resources that are not Mineral Reserves do not have demonstrated economic viability.
6.	Totals may not add correctly due to rounding.

Combining the BSG Zone and the Deep Zone into a total resource by category, results in an overall increase in tonnage and a lower overall silver grade (Table 1-2).

TABLE 1-2    JUANICIPIO JOINT VENTURE MINERAL RESOURCES (100% BASIS)

MAG Silver Corp. – Juanicipio Joint Venture

	Grade					Contained Metal
Classification	Tonnage (Mt)	Ag (g/t)	Au (g/t)	Pb (%)	Zn (%)	Ag (M oz)	Au (k oz)	Pb (M lb)	Zn (M lb)
Indicated	10.1	511	1.7	1.9	3.5	166	544	419	778
Inferred	5.1	372	2.0	1.8	2.8	61	319	202	317

Notes:

1.	CIM definitions were followed for the classification of Mineral Resources.
2.	Mineral Resources are estimated at an incremental NSR cut-off value of US$70 per tonne.
3.

NSR values are calculated in US$ using factors of $0.57 per g/t Ag, $30.11 per g/t Au, $9.07 per % Pb, and $12.21 per % Zn. These factors are based on metal prices of $21.50/oz Ag, $1,250/oz Au, $0.91/lb Pb, and $0.99/lb Zn and estimated recoveries and smelter terms.

4.	The Mineral Resource estimate uses drill hole data available as of December 31, 2013.
5.	Mineral Resources that are not Mineral Reserves do not have demonstrated economic viability.
6.	Totals may not add correctly due to rounding.

In RPA’s opinion the Juanicipio project has the potential to be developed into an economically robust, high-grade underground silver project. Further drilling and investigation work aimed at upgrading Inferred Mineral Resources and increasing the geotechnical and hydrogeological understanding of the deposit is required to form a firm base for the next stage of project design and evaluation.

RPA notes several changes since the 2012 PEA that would have an insignificant impact on the overall economic results:

•	Updated Mineral Resource as described in this report

•	Metal Prices

•	Payment Terms for concentrate

•	Cost Escalation

•	New Gold and Silver Tax (0.5% Gross Revenue)

•	New Mining Tax (7.5% on EBITDA)

•	Increased Corporate Tax rate (30% from 28%)

•	Increase in cut-off grade used to report Mineral Resources

RPA would expect an updated PEA to have similar economic results as the 2012 PEA.

Recommendations

The Juanicipio property hosts a significant silver-gold-lead-zinc deposit and merits considerable additional exploration and development work. RPA recommends a budget of US$22.6 million (Table 1-3) for 2014 to advance the access ramp to the Valdecañas vein system and to explore elsewhere on the property. Work should include:

•	Continuing to advance the underground access ramp. The budget in the 2012 PEA estimates this work to be $11.4 million with MAG’s 44% share being $5 million.

•	10,000 m of drilling at the Valdecañas vein system to obtain a drill hole spacing no greater than 100 m in both the along-strike and up- and down-dip directions.

•	10,000 m of drilling for a property-wide exploration program including mapping, and drilling of new targets. Key criteria should be known mineralization, lineaments, and alteration.

In addition to the ramp advancement and continued drilling, RPA recommends the continuation of the environmental, engineering, and metallurgical studies as recommended in the 2012 PEA.

TABLE 1-3    PROPOSED BUDGET (100% BASIS)

MAG Silver Corp. – Juanicipio Joint Venture

Item	US$ M
Ramp advancement	11.4
Drilling (~20,000 m)	3.6
Interpretation, resource update, etc.	0.1
Geotechnical and Engineering Studies	1.2
Metallurgical and Mill Design Studies	1.1
Permitting and Environmental Work	0.9
Operating Costs / Office	1.2
Infrastructure Studies	1.0
Sub-total	20.5
Contingency (10%)	2.1

Total	22.6

Technical Summary

Property Description and Location

The Juanicipio Joint Venture consists of a single concession covering 7,679.21 ha in central Zacatecas State, Mexico. It is centred at approximately 102° 58’ east longitude and 23° 05’ north latitude.

Land Tenure

The Juanicipio 1 exploitation concession has a 50 year life from the date it was issued and will expire on December 12, 2055. The Juanicipio Joint Venture holds the surface ownership over the area of interest in the northeast portion of the property which encompasses the Valdecañas Vein system, Juanicipio Vein, and the proposed tailings storage site north of the Juanicipio 1 mining concession.

Site Infrastructure

Site infrastructure consists of the following items:

•	a series of roads used to access drill sites, the decline and the mill site,

•	an underground access portal, and the start of an underground access ramp,

•	a surface explosive magazine, and

•	interim power lines.

History

Silver mineralization in the Fresnillo area was discovered in 1554. Although no records exist prior to the 1970s, the Juanicipio property was likely prospected sporadically over the years because of its proximity to the Fresnillo mining area.

Industrias Peñoles S.A. de C.V. (“Peñoles”) drilled several holes to the northeast of the property in the 1970s and 1980s. Detailed exploration of the areas adjoining the Juanicipio property was initiated by Fresnillo in 2006 based on results from the Valdecañas Vein discovery.

From 1998 to 2001, Minera Sunshine S.A. de C.V. (“Minera Sunshine”) completed an exploration program consisting of property-wide geological mapping, preliminary rock chip sampling, and Landsat image and air photo analysis. This was followed by more detailed geological mapping in areas of interest, additional Landsat image analysis, detailed geochemical sampling, and a limited Natural Source Audio Magnetotelluric (“NSAMT”) geophysical survey. Drilling targets were identified, prioritized and fully permitted but never drilled due to Minera Sunshine’s bankruptcy.

In July 2002, Minera Lagartos S.A. de C.V. (“Minera Lagartos”) optioned the Juanicipio 1 concession. On August 8, 2002, MAG entered into an agreement whereby it could acquire 98% of the issued and outstanding shares of Minera Lagartos. This agreement was later amended such that MAG could acquire a 99% interest in Minera Lagartos and a beneficial ownership of the remaining 1% interest.

From May 2003 to June 2004, MAG completed 10 drill holes for a total of 7,595 m and during this exploration program, discovered the Juanicipio Vein and cut what would later be discovered to be the upper and deep parts of the Valdecañas Vein outside of the thick and high grade Bonanza Zone.

On April 4, 2005, MAG announced that it had entered into a joint venture agreement with Peñoles whereby Peñoles could earn a 56% interest in the property. Fresnillo, then Peñoles’ wholly-owned operating division, and MAG formed a new company, Minera Juanicipio, to operate the joint venture.

On July 25, 2008, MAG filed a technical report on the Juanicipio Project which included an initial Mineral Resource estimate. That report covered work on the property to December 31, 2007. The Mineral Resource estimate was then updated by RPA (then Scott Wilson RPA) in early 2009 based on drill hole results available to January 29, 2009. On September 14, 2009, MAG announced the results of the independent preliminary assessment by Tetra Tech WEI Inc. for development of the Valdecañas Vein as a potential stand-alone silver mine. On December 1, 2010, MAG announced a Juanicipio resource estimation and update prepared by RPA (then Scott Wilson RPA). A NI 43-101 technical report to support the resource update was filed on SEDAR on January 14, 2011. On November 10, 2011, MAG announced an updated Juanicipio resource estimate prepared by Strathcona on behalf of Minera Juanicipio. On December 19, 2011, MAG announced an updated resource estimate by RPA. On June 14, 2012, MAG announced an updated PEA study prepared by AMC on behalf of Minera Juanicipio. The 2012 PEA was based on the resource model prepared by Strathcona.

Geology

The Juanicipio property lies on the western flank of the Central Altiplano, just east of the Sierra Madre Occidental range. Basement rocks underlying the western Altiplano are a late Palaeozoic to Mesozoic assemblage of marine sedimentary and submarine volcanic rocks belonging to the Guerrero Terrane that were obducted onto older Palaeozoic and Precambrian continental rocks during the early Jurassic. These were then overlapped by a Jurassic-Cretaceous epi-continental marine and volcanic arc sequence that in the Fresnillo area is represented by the Proaño and Chilitos formations. The late Cretaceous to early Tertiary Laramide Orogeny folded and thrust faulted the basement rocks in the entire area and preceded the emplacement of mid-Tertiary plutons and related dykes and stocks.

On the Juanicipio property, the dominant structural features are: (i) 340° to 020°, or north-south structures; (ii) 290° to 310° trending, steeply dipping faults; and (iii) lesser 040° to 050° structures. From field observations, the north-south structures appear to be steeply dipping normal faults that cut and down-drop blocks of silicified tuff, especially in the vicinity of Linares Canyon. More important to the silicification appears to be the 290° to 310° trending, steeply to moderately dipping faults. These faults occur where silicification and advanced argillic alteration are most intense and may have served as major hydrothermal fluid pathways.

The two significant silver-gold epithermal structures discovered to date on the Juanicipio property are known as the Valdecañas and Juanicipio vein systems. Both veins strike east-southeast and dip 35o to 55o southwest. The Valdecañas structure hosts the majority of the Mineral Resources currently estimated on the property.

Mineralization consists of precious metal rich, banded, or brecciated quartz-pyrargyrite-acanthite-polybasite-galena-sphalerite veins. The veins have undergone multiple mineralizing events as suggested by various stages of brecciation and quartz sealing, local rhythmic microcrystalline quartz-pyrargyrite banding, and open-space cocks-comb textures and vuggy silica. The vein exhibits the characteristic metal zoning of the principal veins in the Fresnillo district, observed as a change from silver and gold rich zones at the top to increased base metals in the deeper intersections.

Mineral Resources

A set of cross sections and plan views were interpreted to construct three-dimensional wireframe models of the mineralized veins using the descriptive logs, a minimum NSR value of approximately US$70 per tonne, and a minimum thickness of two metres. Prior to compositing to two metre lengths, high grades were cut to 6,000 g/t Ag, 16 g/t Au, and 15% for both lead and zinc. Classification into the Indicated and Inferred categories was guided by the drill hole density and the apparent continuity of the mineralized zones.

The updated Mineral Resource estimate dated December 31, 2013 is listed in Table 1-1.

The following summary sections are summarized from the NI 43-101 Technical Report on the Juanicipio Property prepared by AMC dated July 1, 2012. In RPA’s opinion, these sections remain reasonable for this stage of study.

Geotechnical Considerations

Cretaceous sedimentary rocks, which host the veins, are overlain by Tertiary volcanic rocks across the majority of the project site, except for two surface outcrops located southwest of the Valdecañas Vein. Rock quality in moderate to slightly weathered Cretaceous sedimentary rocks typically consist of poor to fair quality rocks with localized zones of high fracture frequency. Rock quality within the Tertiary volcanic rocks varies greatly from extremely poor to good. Veins are characterized by typically good rock quality, but geotechnical data relating to the veins is extremely limited.

Hydrogeological information on the project area has not yet been collected. The study assumes that the rock mass in the project area will be generally dry except in fault zones, which have been assumed to produce medium inflows.

Mining Methods

AMC considered use of the following stoping methods at the project:

•	Down-hole benching with uncemented rockfill (modified Avoca).

•	Long-hole open stoping (“LHOS”) with cemented backfill.

•	Cut-and-fill with uncemented backfill.

In AMC’s opinion, LHOS with cemented backfill is the most suitable method for the veins, mainly because of the higher recovery achievable using this method. LHOS with cemented backfill can be used in both steeply dipping and shallow dipping parts of the deposit. It is envisaged that some steeper dipping lower grade parts of the veins will be mined using the lower cost Avoca method.

Truck haulage, shaft hoisting, and conveying were considered for transferring ore and waste from the mine workings to surface. The trucking option was selected on the basis of its lower up-front capital cost and lower overall net present cost. However, there are relatively small cost differences between the options and the trucking option is sensitive to future increases in fuel and labour costs. In AMC’s opinion ongoing consideration is warranted on the option of constructing a hoisting shaft to a depth of about 450 m.

It is envisaged that access to the mine will be via a decline driven at a nominal gradient of 1:7. The access decline will connect to a number of internal declines providing access to stoping levels positioned at either 15 m or 20 m vertical intervals, depending on the dip of the vein. It is envisaged that mining will be carried out using modern trackless mining equipment. The proposed mine ventilation circuit will include a number of ventilation shafts, raise bored from surface.

Mineral Processing

Two sets of metallurgical test work were carried out in 2008 and 2009, on metallurgical samples composited from drill holes samples taken from the Valdecañas Vein. No metallurgical test work has yet been carried out relating to the Juanicipio Vein.

The proposed process plant consists of a comminution circuit followed by the sequential flotation of a silver-rich lead concentrate, a zinc concentrate, and a gold-rich pyrite concentrate.

It is envisaged that the process plant will commence operation at a throughput rate of 850,000 tpa, which will be increased to 950,000 tpa when production from the Juanicipio Vein commences.

Estimated mill recoveries and concentrate grades are summarized in Table 1-4.

TABLE 1-4    MILL RECOVERIES AND CONCENTRATE GRADES

MAG Silver Corp. – Juanicipio Joint Venture

	Gold	Silver	Lead	Zinc
Recoveries to lead concentrate	69%	81%	93%	8%
Lead concentrate grades	30.3 g/t	10,265 g/t	43.0%	6.7%
Recoveries to zinc concentrate	3%	7%	1%	87%
Zinc concentrate grades	0.95 g/t	637 g/t	0.33%	52.0%
Recovery to pyrite concentrate	19%	6%	–	–

Project Infrastructure

A 9.8 km access road, mostly over hilly terrain, will be required to access the site. A two-lane unsealed road suitable for use by heavy vehicles hauling concentrates is proposed.

Power would be supplied to a main substation at the site via a 115 kV overhead power line from an existing power line and substation located to the north of the property. The line would have a length of approximately 5.2 km. The average power demand for the site is estimated at 11.9 MW.

Three water catchment dams are envisaged for the site. The dams would be used to store water from the mine dewatering system and from rainfall. A hydrogeological study will be carried out during further studies.

The Joint Venture has purchased 125 ha of relatively flat-lying land suitable and adequate for the proposed five million cubic metres tailings storage facility (“TSF”). This land lies to the northeast of the proposed mill site along the proposed access road from the JV area to the regional highway. The necessary detailed environmental and geotechnical studies for this TSF site have been outlined but not yet initiated.

Project Development and Production Schedule

Following satisfactory completion of further studies, and subject to the application for and grant of the necessary permits and licences, it is estimated that it will take approximately three and a half years to develop the project from the start of the box cut and portal to mill start-up.

The estimated tonnage and grade of material mined and processed that forms the basis for the economic assessment is set out in Table 1-5. Mill feed from vein development comprises approximately 19% of total mill feed, with the remainder from stoping operations.

TABLE 1-5    TONNAGE OF MATERIAL MINED AND PROCESSED AS A BASIS FOR

THE PRELIMINARY ECONOMIC ASSESSMENT

MAG Silver Corp. – Juanicipio Joint Venture

	Grade					Contained Metal
	Million Tonnes	Au (g/t)	Ag (g/t)	Pb (%)	Zn (%)	Au (koz)	Ag (Moz)	Pb (Mlb)	Zn (Mlb)
Material derived from Indicated Resources	5.3	1.88	667	2.1	4.1	318	113	242	472
Material derived from Inferred Resources	4.9	1.45	408	1.6	2.9	230	65	169	311
External dilution	0.2	1.80	209	1.8	3.0	9	1	6	11
Waste	3.0	0	0	0	0	0	0	0	0

Note: The tonnage and grades of the material mined and processed were derived from the 2011 Strathcona Mineral Resources. Mineral Resources that are not Mineral Reserves do not have demonstrated economic viability

The tonnages and grades shown in Table 1-5 do not reflect the 2014 updated Mineral Resource estimate that includes 40 new infill diamond drill holes completed since the previous resource estimate, but rather have been derived from the Mineral Resource estimate and vein model prepared in 2011 by Strathcona by applying a $65 NSR cut-off grade to the resource model and then allowing for dilution, and design and mining losses. Metal prices used in the NSR calculation were $1,210 per ounce gold, $22.10 per ounce silver, $0.94 per pound lead, and $0.90 per pound zinc and an exchange rate of 12.50 Mexican pesos to one US dollar. In developing the tonnage and grade estimates, stope blocks that were in contact with the property boundaries were excluded and zero grades have been assumed for the dilution material.

Capital and Operating Costs

Project capital is estimated at $302 million, inclusive of capitalized operating costs (costs usually related to the operation of the mine, but incurred prior to first concentrate production). Sustaining capital of $267 million results mainly from the need for ongoing mine development after concentrate production commences, including development of the Juanicipio Vein, and the need for mobile equipment replacements over the mine life.

Total site operating costs have been estimated at approximately $67/t milled. The unit costs are broken down as follows:

•	Mining: $43.92/t milled.

•	Milling: $19.18/t milled.

•	General and Administration: $3.46/t milled.

Project Revenue

Project economics have been analyzed using the following metal prices (Base Case Prices), which are based on the three year trailing average prices to the year ending December 2011:

•	Silver price = $23.39/oz

•	Gold price = $1,257/oz

•	Lead price = $0.95/lb

•	Zinc price = $0.91/lb

It is envisaged that silver rich zinc concentrate will be sold primarily to smelters in the Asian region. Lead concentrate could potentially be sold to a smelter in Mexico or exported to offshore smelters. The gold-rich pyrite concentrate will be sold to a customer able to recover the gold and silver values.

Economic Analysis

The economic analysis in the PEA is preliminary in nature and is based, in part, on Inferred Mineral Resources that are considered too spectulative geologically to have the economic considerations applied to them that would enable them to be categorized as mineral reserves. There is no certainty that the PEA will be realized.

Table 1-6 summarizes the results of the economic analysis. Employee profit sharing (“PTU”) is not included in the financial estimates and the net present value (“NPV”) and internal rate of return (“IRR”) of the project may fluctuate depending on how the project is structured once it is in operation.

TABLE 1-6    SUMMARY OF FINANCIAL RESULTS

MAG Silver Corp. – Juanicipio Joint Venture

Item	Units	Value
Revenue	$M	4,992
Cash flow before tax	$M	3,013
Tax	$M	851
Cash flow after tax	$M	2,162
Discount rate	%	5%
NPV before tax (5% discount rate)	$M	1,762
IRR before tax	%	54%
NPV after tax (5% discount rate)	$M	1,233
IRR after tax	%	43%
Peak debt	$M	(302)
Payback from Year 1 (approximate)	yrs	5.6
Payback from mill start-up (approximate)	yrs	2.1
Project life from Year 1	yrs	19

Note: PTU is not included in the financial estimates.

Sensitivity

The NPV of the project is most sensitive to changes in the silver price and will have similar sensitivity to silver head grade. The NPV is less sensitive to costs. The project maintains a positive NPV over the range of sensitivities tested.

RISK FACTORS

Any investment in the Offered Shares is highly speculative due to the nature of the Company’s business and the present stage of exploration and development of its mineral properties. There are a number of risks that may have a material and adverse impact on the future operating and financial performance of the Company and the value of its Common Shares. These include risks that are widespread risks associated with any form of business and specific risks associated with the Company’s business and its involvement in the exploration and mining industry. Most risk factors are largely beyond the control of the Company. A prospective investor should carefully consider, in light of its own financial circumstances, the risk factors set out herein, as well as other information contained or incorporated by reference in this short form prospectus, including, in particular, the “Risk Factors” section of the Annual Information Form and management’s discussion and analysis incorporated by reference in this short form prospectus.

Risks Relating to the Company’s Business Operations

Mineral exploration and development is a highly speculative business and most exploration projects do not result in the discovery of commercially mineable deposits.

Exploration for minerals is a highly speculative venture necessarily involving substantial risk. The expenditures made by the Company described herein may not result in discoveries of commercial quantities of minerals. The failure to find an economic mineral deposit on any of the Company’s exploration concessions will have a negative effect on the Company.

None of the properties in which the Company has an interest has any mineral reserves.

Currently, there are no mineral reserves (within the meaning of NI 43-101) on any of the properties in which the Company has an interest. Only those mineral deposits that the Company can economically and legally extract or produce, based on a comprehensive evaluation of cost, grade, recovery and other factors, are considered mineral reserves. The resource estimates contained in the Amended Technical Report are indicated and inferred resource estimates only and no assurance can be given that any particular level of recovery of silver or other minerals from mineralized material will in fact be realized or that an identified mineralized deposit will ever qualify as a commercially mineable (or viable) reserve. In particular, inferred mineral resources have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. Further, the preliminary economic assessment contained in the Amended Technical Report is preliminary in nature, and actual capital costs, operating costs, production, economic returns and other estimates contained in studies or estimates prepared by or for the Company may differ from those described therein and herein, and there can be no assurance that actual costs will not be higher than anticipated. Substantial additional work, including mine design and mining schedules, metallurgical flow sheets and process plant designs, would be required in order to determine if any economic deposits exist on the Company’s properties. Substantial expenditures would be required to establish mineral reserves through drilling and metallurgical and other testing techniques. The costs, timing and complexities of upgrading the mineralized material to proven or probable reserves may be greater than the Company reserves on a mineral property will require the Company to write-off the costs capitalized for that property in its financial statements. The Company cannot provide any assurance that future feasibility studies will establish mineral reserves at its properties. The failure to establish mineral reserves could restrict the Company’s ability to successfully implement its strategies for long-term growth.

The properties in which the Company has an interest are primarily in the exploration stage, and most exploration projects do not result in commercially mineable deposits.

Other than the Juanicipio Project where development has commenced, all of the Company’s property interests are at the exploration stage. None of the Company’s properties have known commercial quantities of minerals. Development of mineral properties involves a high degree of risk and few properties that are explored are ultimately developed into producing mines. The commercial viability of a mineral deposit is dependent upon a number of factors which are beyond the Company’s control, including the attributes of the deposit, commodity prices, government policies and regulation and environmental protection. Fluctuations in the market prices of minerals may render resources and deposits containing relatively lower grades of mineralization uneconomic. Further exploration or delineation will be required before a final evaluation as to the economic and legal feasibility of any of the Company’s properties is determined. Even if the Company completes its exploration programs and is successful in identifying mineral deposits, it will have to spend substantial funds on further drilling and engineering studies before it will know if it has a commercially viable mineral deposit or reserve. Most exploration projects do not result in the discovery of commercially mineable deposits of ores.

Estimates of reserves and resources, mineral deposits and production costs can be affected by such factors as environmental permit regulations and requirements, weather, environmental factors, unforeseen technical difficulties, unusual or unexpected geological formations and work interruptions. As a result, there is a risk such estimates are inaccurate. The Amended Technical Report includes a resource estimate prepared by RPA in accordance with NI 43-101. The grade of precious and base metals ultimately discovered may differ from the indicated by drilling results. If the grade of the resource was lower, there would be a negative impact on the economics of the Juanicipio Project. There can be no assurance that precious metals recovered in small-scale tests will be duplicated in large-scale tests under on-site conditions or in production scale. The probability of an individual prospect ever having reserves is extremely remote. If a property does not contain any reserves, any funds spent on exploration of that property will be lost. The failure of the Company to find an economic mineral deposit on any of its exploration concessions will have a negative effect on the Company.

Estimates of mineral resources are based on interpretation and assumptions and are inherently imprecise.

The mineral resource figures referred to in the Amended Technical Report and this short form prospectus have been determined and valued based on assumed future prices, cut-off grades and operating costs. However, until mineral deposits are actually mined and processed, any mineral resources must be considered as estimates only. Fresnillo prepares its own internal resource estimates annually in respect of the Juanicipio Project and such estimates may be materially different than those used or relied upon by the Company. Any such estimates are expressions of judgment based on knowledge, mining experience, analysis of drilling results and industry practices. Estimates can be imprecise and depend upon geological interpretation and statistical inferences drawn from drilling and sampling analysis, which may prove to be unreliable. In addition, the grade and/or quantity of precious metals ultimately recovered may differ from that indicated by drilling results. There can be no assurance that precious and base metals recovered in small-scale tests will be duplicated in large-scale tests under on-site conditions or in production scale. The grade of the reported mineral resource estimates are uncertain in nature and it is uncertain whether further technical studies will result in an upgrade to them. Further drilling on the mineralized zones is required to complement the current bulk sample and add confidence in the continuity of mineralized zones in comparison to the current block model. Any material change in the quantity of mineralization, grade or ore to waste ratio or extended declines in market prices for silver and precious metals may render portions of the Company’s mineralization uneconomic and result in reduced reported mineralization. Any material reductions in estimates of mineralization, or of the Company’s ability to extract this mineralization, could have a material adverse effect on the Company’s results of operations or financial condition.

Rights to use the surface of the Company’s mineral properties are not guaranteed.

The majority of the Company’s mineral properties are located in remote and relatively uninhabited areas. Some properties, like Juanicipio Project, are near towns and other habitations, but there are currently no areas of interest to the Company within its mineral concessions that are overlain by significant habitation or industrial users. However, there are potential overlapping surface usage issues in some areas. Some surface rights are owned by local communities or “Ejidos” and some surface rights are owned by private ranching or residential interests. The Company will be required to negotiate the acquisition of surface rights in those areas where it may wish to develop mining operations. Exploration activities are not typically materially impacted by competing surface rights issues, although in some areas the Company has been required or is in the process of negotiating compensation for surface rights holders in order to secure right of access. The Company’s interest in a property could be adversely affected by an inability to obtain Ejido surface access permissions. In the case of the Cinco de Mayo Property some members of the local Ejido are aligned against the Company having access to the surface rights, and the Company was asked to vacate the property on November 2012 at what the Company believes was an illegally constituted Ejido Assembly. A subsequent legal challenge to the legality of the Assembly was rejected and an appeal has been filed. Although the Company is currently in the process of negotiating surface access to the Cinco de Mayo Property with the Ejido, there is no assurance that a surface access agreement will be attained, in which case the Company’s interest in the property may be permanently impaired.

There is no guarantee that licenses and permits required by the Company to conduct its business will be obtained, which may result in the Company losing its interest in the subject property.

The Company’s current and anticipated future operations, including further exploration, development activities and commencement of production on the Company’s properties, require permits from various national, provincial, territorial and local governmental authorities. The Company may not be able to obtain all necessary licenses and permits that may be required to carry out exploration, development and mining operations at its projects. In addition, the grant of required licenses and permits may be delayed for reasons outside the Company’s control. For example, the Company has been prevented from obtaining the Soil Use Change Permit required for the Cinco de Mayo Property due to the opposition from certain members of the local Ejido described above. In addition, development permitting delays resulting from the recent Mexican government changeover delayed the start of the decline development at the Juanicipio Project. Failure to obtain such licenses and permits on a timely basis, or failure to comply with the terms of any such licenses and permits that the Company does obtain, may adversely affect the Company’s business as the Company would be unable to legally conduct its intended exploration, development or mining work, which may result in increased costs, delay in activities or the Company losing its interest in the subject property.

The properties in which the Company has an interest are in Mexico.

The Company’s operations are currently conducted in a foreign jurisdiction, Mexico, and, as such, the Company’s operations are exposed to various levels of political, economic and other such risks and uncertainties as extreme fluctuations in currency exchange rates; high rates of inflation; labour unrest; the risks of war or civil unrest; expropriation and nationalization; renegotiation or nullification of existing concessions, licences, permits and contracts; illegal mining; changes in taxation policies; restrictions on foreign exchange and repatriation; and changing political conditions, currency controls and governmental regulations that favour or require the awarding of contracts to local contractors or require foreign contractors to employ citizens of, or purchase supplies from, a particular jurisdiction. In addition, there have recently been reports of increased political unrest, police and military enforcement action against drug cartels and a corresponding increase in violent crime in Mexico.

In the past, Mexico has been subject to political instability, changes and uncertainties, which may cause changes to existing governmental regulations affecting mineral exploration and mining activities. Mexico’s status as a developing country may make it more difficult for the Company to obtain any required financing for its projects.

Any changes in governmental laws, regulations, economic conditions or shifts in political attitudes or stability in Mexico are beyond the control of the Company and may adversely affect its business.

Economic and political instability may affect the Company’s business.

The volatile global economic environment has created market uncertainty and volatility in recent years. From mid-calendar 2008 until early 2009 there was a negative trend with regard to the market for metal commodities and related products as a result of global economic uncertainty, reduced confidence in financial markets, bank failures and credit availability concerns. Similar instability in the market for metal commodities has been experienced since April 2013. These macro-economic events negatively affected the mining and minerals sectors in general, and the Company’s market capitalization was significantly reduced during that period. Many industries, including the mining industry, are impacted by these market conditions. Global financial conditions remain subject to sudden and rapid destabilizations in response to economic shocks. A slowdown in the financial markets or other economic conditions, including but not limited to consumer spending, employment rates, business conditions, inflation, fuel and energy costs, consumer debt levels, lack of available credit, the state of the financial markets, interest rates and tax rates, may adversely affect the Company’s growth and profitability. Future economic shocks may be precipitated by a number of causes, including the ongoing European debt situation, a continued rise in the price of oil and other commodities, the volatility of metal prices, geopolitical instability, terrorism, the devaluation and volatility of global stock markets and natural disasters. Any sudden or rapid destabilization of global economic conditions could impact the Company’s ability to obtain equity or debt financing in the future on terms favorable to the Company or at all. In such an event, the Company’s operations and financial condition could be adversely impacted.

There are no assurances with respect to the relative strength and stability of future metal markets. Although the Company remains financially strong, its liquidity and long term ability to raise the capital required to execute its business plans may be affected by market volatilities.

The Company’s future profitability and the viability of development depends in part upon the world market price of silver. Prices fluctuate widely and are affected by numerous factors beyond the Company’s control. The price of silver is influenced by factors including industrial and retail supply and demand, exchange rates, inflation rates, changes in global economies, confidence in the global monetary system, forward sales of silver and other metals by producers and speculators as well as other global or regional political, social or economic events. The supply of silver and other metals consists of a combination of new mine production and existing stocks held by governments, producers, speculators and consumers, which could increase due to improved mining and production methods.

Prices and availability of commodities consumed or used in connection with exploration and development and mining, such as natural gas, diesel, oil and electricity, also fluctuate, and these fluctuations affect the costs of production at various operations. These fluctuations can be unpredictable, can occur over short periods of time and may have a material adverse impact on the Company’s operating costs or the timing and costs of various projects.

The Company assesses on a quarterly basis the carrying values of its mineral properties. Based on current and expected metals prices and cost structures, management has determined that the values of the Company’s material mineral properties have not been impaired at this time. Should current market conditions and commodity prices worsen and persist in a worsened state for a prolonged period of time, an impairment of the Company’s mineral properties may be required.

Risks Relating to Financing the Company’s Business Operations

Substantial expenditures are required for commercial operations and if financing for such expenditures is not available on acceptable terms, the Company may not be able to justify commercial operations.

Substantial expenditures are required to establish reserves through drilling, to develop processes to extract the resources and, in the case of new properties, to develop the extraction and processing facilities and infrastructure at any site chosen for extraction. Although substantial benefits may be derived from the discovery of a major deposit, resources may not be discovered in sufficient quantities to justify commercial operations or the funds required for development may not be obtained at all or on terms acceptable to the Company.

The Company’s expenditures are currently funded from its cash balances, which are the proceeds of previous equity financings. The Company will require significant additional capital in the future to meet its project-related expenditures, as it is unlikely that the Company will generate sufficient operating cash flow to meet all of its future expenditure requirements.

The Company has a history of losses and values attributed to the Company’s assets may not be realizable.

The Company has a history of losses and has no revenues from operations. None of the Company’s properties is currently in production, and there is no certainty that the Company will succeed in placing any of its properties into production in the near future, if at all. The Company has no proven history of performance, revenues, earnings or success. The amounts attributed to the Company’s exploration concessions in its financial statements represent acquisition and exploration costs and should not be taken to represent realizable value with certainty. The Company anticipates continued losses for the foreseeable future until it can successfully place one or more of its properties into commercial production on a profitable basis. It could be years before the Company receives any revenues from any production of metals, if ever. If the Company is unable to generate significant revenues with respect to its properties, the Company will not be able to earn profits which would adversely affect its business and prospects.

The Company’s future liquidity will depend upon its ability to arrange significant additional debt or equity financing.

The Company’s future liquidity is dependent upon the ability of the Company to obtain the necessary financing to complete the development of its interests and future profitable production or, alternatively, upon the Company’s ability to dispose of its interests on a profitable basis. Given the Company has incurred losses from inception and does not have any operating cash flow, there can be no assurance that additional capital or financing will be available if needed or that, if available, the terms of such financings will be acceptable to the Company. If the Company raises additional funds through the sale of equity securities or securities convertible into equity securities, shareholders may have their equity interest in the Company diluted.

Adequate funding may not be available, resulting in the possible loss of the Company’s interests in its properties.

Sufficient funding may not be available to the Company for further exploration and development of its property interests. Failure to obtain such additional financing could result in delay or indefinite postponement of further exploration and development of the Company’s properties. If the Company becomes unable to meet its share of costs incurred under agreements to which it is a party, the Company may have its property interests subject to such agreements reduced as a result or even face termination of such agreements. The Company also has options to acquire interests in properties in Mexico and in order to obtain ownership of such properties it must make payments to the current owners and incur certain exploration expenditures on those properties. Accordingly, additional financing will be required to secure ownership of these properties. Failure of the Company to make the requisite payments in the prescribed time periods will result in the Company losing its entire interest in the subject property and the Company will no longer be able to conduct certain aspects of its business as described in this short form prospectus.

The Company may not have sufficient funds to: (a) make the minimum expenditures to maintain its properties in good standing under Mexican law; and (b) make the minimum expenditures to earn its interest in such properties. In such event, in respect of any of the properties, the Company may seek to enter into a joint venture or sell the subject property or elect to terminate its option.

The Company will require new capital to continue to operate its business and to continue with exploration on its properties, and additional capital may not be available when needed, if at all.

Risks Relating to the Development of the Juanicipio Project

Minera Juanicipio has not yet made a formal “Production Decision” at Juanicipio.

A feasibility study confirming the economic feasibility of the Minera Juanicipio project is contemplated as a condition precedent to the joint venture parties making a development decision. Minera Juanicipio has not completed a feasibility study on the Juanicipio Project and, accordingly, a formal “production decision” has not yet been considered by the Company and Fresnillo. The decision to commence the underground development and the access decline at the Juanicipio Project was made based on the results of the 2012 PEA. While the approval of an initial $25.4 million development budget consistent with the recommendations of the 2012 PEA was unanimously approved by both shareholders of Minera Juanicipio, further development budgets have yet to be prepared and considered. Although Fresnillo has indicated in its public presentations that it expects Minera Juanicipio to be in production by 2018, there are no assurances that a formal development decision will be made or that production will be achieved by that date.

The financial results and the contemplated development timeline to production may not be consistent with the Amended Technical Report.

Minera Juanicipio has not completed a pre-feasibility study or feasibility study on the Juanicipio Project and, accordingly, there is no estimate of mineral reserves. Rather, any decision to continue the development of the Juanicipio Project will be based upon the 2012 PEA set out in the Joint Venture-commissioned 2012 Technical Report, until, and if and when, further technical studies are completed by the Joint Venture.

The Amended Technical Report includes the same preliminary economic asssessment as the 2012 Technical Report, but the Amended Technical Report was commissioned independently by MAG, and not by the Minera Juanicipio Joint Venture. The preliminary economic assessment set out in the Amended Technical Report is preliminary in nature and includes inferred mineral resources that are considered too speculative geologically to have the economic considerations applied to them that would enable them to be categorized as mineral reserves and there is no certainty that the estimates described in the Amended Technical Report will be realized. As a result, there are additional risks in commencing and completing construction based upon the Amended Technical Report including additional risks as to the size and grade of the resource, capital and operating costs, mineral recovery and financial viability. There is no guarantee that the construction will be completed or, if completed, that production will begin or that operating or financial results will be consistent with the Amended Technical Report.

The Juanicipio Project capital requirements and timeline to production contemplated in the Amended Technical Report are subject to uncertainty

The Amended Technical Report estimated total project capital of $302 million for the Juanicipio Project inclusive of capitalized operating costs (MAG’s share is US$133 million), over 3.5 years from the start of development. The Company has not completed a pre-feasibility study or feasibility study on the Juanicipio Project and, accordingly, these estimates are subject uncertainty. The Amended Technical Report is preliminary in nature and there is no certainty that the estimates described in the Amended Technical Report will be realized. As a result, there are additional risks in commencing and completing construction based upon the Amended Technical Report including that actual project capital costs may significantly exceed $302 million, and that the timeline to production may be longer than 3.5 years.

Risks Relating to the Company’s Property Titles

The Company’s mineral properties are subject to title risk and any challenge to the title to any of such properties may have a negative impact on the Company.

The Company’s mineral property rights may be subject to prior unregistered agreements, transfers and claims and title may be affected by, among other things, undetected defects. Title to, and the area of, the mineral interests held by the Company may be disputed. A full investigation of legal title to the Company’s property interests has not been carried out at this time. Accordingly, title to these property interests may be in doubt. Other parties may dispute title or access to the properties in which the Company has an interest. The Company’s property interests may also be subject to prior unregistered agreements or transfers or land claims and title may be affected by such undetected defects. Any challenge to the title or access to any of the properties in which the Company has an interest may have a negative impact on the Company as the Company will incur delay and expenses in defending such challenge and, if the challenge is successful, the Company may lose any interest it may have in the subject property.

Title opinions provide no guarantee of title and any challenge to the title to any properties may have a negative impact on the Company.

Although the Company has or will receive title opinions for any concessions in which it has or will acquire a material interest, there is no guarantee that title to such concessions will not be challenged or impugned. In Mexico, a title opinion does not provide absolute comfort that the holder has unconditional or absolute title. Any challenge to the title or access to any of the properties in which the Company has an interest may have a negative impact on the Company as the Company will incur expenses in defending such challenge and, if the challenge is successful, the Company may lose any interest it may have in the subject property.

Titles to the properties in which the Company has an interest that are not registered in the name of the Company may result in potential title disputes having a negative impact on the Company.

All of the agreements under which the Company may earn interests in properties have either been registered or been submitted for registration with the Mexican Public Registry of Mining, but title relating to the properties in which the Company may earn its interests may be held in the names of parties other than the Company. Any of such properties may become the subject of an agreement which conflicts with the agreement pursuant to which the Company may earn its interest, in which case the Company may incur expenses in resolving any dispute relating to its interest in such property and such a dispute could result in the delay, indefinite postponement of further exploration and development of properties or the possible loss of such properties.

Risks Related to Minority Investment in the Juanicipio Property

The Company is a minority shareholder of Minera Juanicipio and therefore may be dependent on, and subject to, the decisions of the majority shareholder.

The terms of the Shareholders Agreement governing the operation of Minera Juanicipio provide effective control to Fresnillo over many of the activities of Minera Juanicipio since it holds a majority (56%) of the shares of Minera Juanicipio. While a limited number of decisions of the shareholders or the directors of Minera Juanicipio require a special majority of 60%, and in one instance 75%, giving the Company an effective veto over any such decisions, the Company is a minority shareholder of Minera Juanicipio and is dependent on Fresnillo to manage the affairs of Minera Juanicipio and to do so in compliance with the Shareholders Agreement, the by-laws of Minera Juanicipio and applicable law.

The Shareholders Agreement calls for adjustments to the interests of the shareholders in Minera Juanicipio where either shareholder fails to fund cash calls within certain specified periods. If the Company fails to fund cash calls, it risks having its interest reduced, may lose its effective veto power over certain decisions and ultimately could be diluted out of Minera Juanicipio altogether. Fresnillo is a much larger entity with far greater access to financial resources than the Company.

The Company holds its Juanicipio Project interest through a joint venture and therefore may be adversely impacted by disputes with its joint venture partner.

The Company’s interest in the Juanicipio Project is also subject to the risks normally associated with the conduct of joint ventures. The existence or occurrence of one or more of the following circumstances and events, for example, could have a material adverse impact on the Company’s operations and financial condition or the viability of its interests held through joint ventures: disagreement with joint venture partners on how to conduct business efficiently; inability of joint venture partners to meet their obligations to the joint venture or third parties; or litigation arising between joint venture partners.

In 2010, MAG initiated arbitration proceedings with the International Court of Arbitration of the International Chamber of Commerce (the “ICC”), and in May 2011, the Company announced that it had received a favourable unanimous ruling, dated April 28, 2011, of a three member arbitral panel of the International Court of Arbitration of the ICC with respect to the arbitration proceedings against its joint venture partner, Fresnillo. In its ruling, the arbitral tribunal awarded MAG $1.86 million in damages. Although this dispute between the Company and Fresnillo was ultimately determined in favour of the Company, there can be no guarantee that future disputes between the parties will not arise and lead to further litigation proceedings, the outcome of which is uncertain.

The Company has significant shareholders that may able to exert influence over the direction of the Company’s business.

Based upon the Company’s review of the insider reports filed with System for Electronic Disclosure by Insiders (“SEDI”), as at July 8, 2014, the Company believes that Fresnillo (and its affiliates) and Mason Hill Advisors LLC and its affiliates (“Mason Hill”) currently (prior to completion of the Offering) hold approximately 16.1% and 12.2%, respectively, of the Company’s Common Shares. Accordingly, Fresnillo and Mason Hill, either in unison and/or individually, may have significant influence in determining the outcome of any corporate transaction or other matter submitted to the shareholders of the Company for approval, including mergers and any proposed sale of all or substantially all of the Company’s assets. Unless full participation of shareholders takes place in such shareholder meetings, Fresnillo and/or Mason Hill may be able to approve on its own, or effectively prevent the approval, of any such significant corporate transactions.

Further, the significant ownership of Common Shares by Fresnillo and Mason Hill may affect the market price and liquidity of the Common Shares. The effect of these rights and Fresnillo and Mason Hill’s influence may impact the price that investors are willing to pay for Common Shares. If either party sells a substantial number of Common Shares in the public market, the market price of the shares could decrease.

The presence of a dominant shareholder like Fresnillo, that has: a) made a hostile bid attempt; b) is the operator of the Juanicipio Project; and c) has substantial property holdings surrounding the Juanicipio property, may give rise to potential conflicts of interest, as Fresnillo’s interests may differ from, or be adverse to, the interests of the Company’s other shareholders. Without the consent and cooperation of Fresnillo, Minera Juanicipio may be prevented from entering into transactions that would be beneficial to the Company and its other shareholders.

Other Business Risks

The Company may be subject to litigation, the disposition of which could negatively affect the Company’s profits to varying degrees.

All industries, including the mining industry, are subject to legal claims, with and without merit. Due to the nature of its business, the Company may, in the future, be subject to claims (including class action claims and claims from government regulatory bodies) based on allegations of negligence, breach of statutory duty, public nuisance or private nuisance or otherwise in connection with its operations or investigations relating thereto. Defense and settlement costs can be substantial, even with respect to claims that have no merit. Due to the inherent uncertainty of the litigation process, the litigation process could take away from management time and effort and there can be no assurance that the resolution of any particular legal proceeding will not have a material adverse effect on the Company’s operations and financial position. Results of litigation are inherently uncertain and there can be no assurances as to the final outcome. The Company’s liability insurance may not fully cover such claims. See also “The Company holds interests through joint ventures and therefore may be adversely impacted by disputes with joint venture partners.”

Environmental regulations are becoming more onerous to comply with, and the cost of compliance with environmental regulations and changes in such regulations may reduce the profitability of the Company’s operations.

Environmental legislation on a global basis is evolving in a manner that will ensure stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessment of proposed development and a higher level of responsibility for companies and their officers, directors and employees. The Company’s operations are subject to environmental regulations promulgated by government agencies from time to time. Environmental legislation provides for restrictions and prohibitions of spills, release or emission of various substances produced in association with certain mining industry operations, such as seepage from tailing disposal areas, which could result in environmental pollution. Failure to comply with such legislation may result in the imposition of fines and penalties. In addition, certain types of operations require submissions to and approval of environmental impact assessments. Environmental legislation is evolving in a manner which means stricter standards and enforcement, and more stringent fines and penalties for non-compliance. Environmental assessments of proposed projects carry a heightened degree of responsibility for companies and directors, officers and employees. The cost of compliance with environmental regulations and changes in such regulations may reduce the profitability of the Company’s operations. Compliance with environmental laws and regulations may require significant capital outlays on behalf of the Company and may cause material changes or delays in the Company’s intended activities.

Mineral exploration is a highly competitive industry.

The mineral exploration industry is intensely competitive in all of its phases and the Company must compete in all aspects of its operations with a substantial number of large established mining companies with greater liquidity, greater access to credit and other financial resources, newer or more efficient equipment, lower cost structures, more effective risk management policies and procedures and/or greater ability than the Company to withstand losses. The Company’s competitors may be able to respond more quickly to new laws or regulations or emerging technologies, or devote greater resources to the expansion of their operations, than the Company can. In addition, current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third parties. Competition could adversely affect the Company’s ability to acquire suitable new producing properties or prospects for exploration in the future. Competition could also affect the Company’s ability to raise financing to fund the exploration and development of its properties or to hire qualified personnel. The Company may not be able to compete successfully against current and future competitors, and any failure to do so could have a material adverse effect on the Company’s business, financial condition or results of operations.

The Company may face equipment shortages, access restrictions and a lack of infrastructure.

The majority of the Company’s mineral properties are located in remote and relatively uninhabited areas. The Company will require adequate infrastructure, such as roads, bridges and sources of power and water, for future exploration and development activities. The lack of availability of these items on terms acceptable to the Company or the delay in availability of these items could prevent or delay exploitation or development of the Company’s properties. In addition, unusual weather phenomena, sabotage, government or other interference in the maintenance or provision of such infrastructure could adversely affect our operations and profitability. Natural resource exploration, development, processing and mining activities are dependent on the availability of mining, drilling and related equipment in the particular areas where such activities are conducted. A limited supply of such equipment or access restrictions may affect the availability of such equipment to the Company and may delay exploration, development or extraction activities. Certain equipment may not be immediately available, or may require long lead time orders. A delay in obtaining necessary equipment could have a material adverse effect on the Company’s operations and financial results.

The Company is dependent on its key personnel, some of whom may not have entered into written agreements with the Company and none of whom are insured by the Company.

The Company is dependent upon the continued availability and commitment of its key management, employees and consultants, whose contributions to immediate and future operations of the Company are of central importance. The Company relies on its President & CEO, George Paspalas, and its other officers, who have entered into written employment agreements with the Company, for the day-to-day operation of the Company, its projects and the execution of the Company’s business plan. The Company has not obtained “key man” insurance for any of its management. The loss of any member of the senior management team could impair the Company’s ability to execute its business plan and could therefore have a material adverse effect on the Company’s business, results of operations and financial condition. The loss of George Paspalas may have a temporary negative impact on the Company until he is replaced.

The Company is dependent on Cascabel and IMDEX to oversee its operations in Mexico.

The Company is dependent upon the continued availability and commitment of Cascabel and IMDEX for the day-to-day supervision of the Company’s operations in Mexico. The Company also relies heavily on Dr. Peter Megaw, a principal of Cascabel and IMDEX, for the planning, execution and assessment of the Company’s exploration programs. Dr. Megaw and his team developed the geologic concepts and directed the acquisition of all the Company’s projects, including the Juanicipio Project and the Cinco de Mayo Property. Dr. Megaw, was a director of MAG from February 6, 2006 to June 23, 2014, and remains a consultant to MAG, and IMDEX is paid a fee for his consulting services based on fair market rates and his submission of invoices for services rendered. The Company has not obtained “key man” insurance for Dr. Megaw. The loss of Dr. Megaw, or the services of Cascabel and IMDEX, could impair the Company’s ability to execute its business plan in Mexico, and could therefore have a material adverse effect on the Company’s business, results of operations and financial condition.

Conflicts of interest may arise among the Company’s directors as a result of their involvement with other natural resource companies.

Most of the Company’s directors do not devote their full time to the affairs of the Company. All of the directors and some of the officers of the Company are also directors, officers and shareholders of other natural resource or public companies, and as a result they may find themselves in a position where their duty to another company conflicts with their duty to the Company. Although the Company has policies which address such potential conflicts and the Business Corporations Act (British Columbia), has provisions governing directors in the event of such a conflict, none of the Company’s constating documents or any of its other agreements contains any provisions mandating a procedure for addressing such conflicts of interest. There is no assurance that any such conflicts will be resolved in favour of the Company. If any such conflicts are not resolved in favour of the Company, the Company may be adversely affected.

Foreign currency fluctuations and inflationary pressures may have a negative impact on the Company’s financial position and results.

The Company’s property interests in Mexico make it subject to foreign currency fluctuations and inflationary pressures which may adversely affect the Company’s financial position and results. Option agreements to acquire property interests in Mexico may result in option payments by the Company denominated in Mexican pesos, Canadian or US dollars over the next few years. Exploration and development programs to be conducted by the Company in Mexico will also be funded in Mexican pesos or in US dollars. As the Company maintains its accounts in Canadian and US dollars, any appreciation in Mexican currency against the Canadian or US dollar will increase the costs of carrying out operations in Mexico. The steps taken by management to address foreign currency fluctuations may not eliminate all adverse effects and, accordingly, the Company may suffer losses due to adverse foreign currency fluctuations. The Company also bears the risk of incurring losses occasioned as a result of inflation in Mexico.

Mining operations generally involve a high degree of risk and potential liability and insurance coverage may not cover all potential risks associated with the Company’s operations.

Unusual or unexpected formations, power outages, labour disruptions, industrial accidents, flooding, explosions, cave-ins, seismic activity, rock bursts, landslides, pollution, inclement weather, fire, mechanical equipment failure and the inability to obtain suitable or adequate machinery, equipment or labour are several of the hazards and risks involved in the conduct of exploration programs, any of which could result in personal injury or death, damage to property, environmental damage and possible legal liability for any or all damage. Safety measures implemented by the Company may not be successful in preventing or mitigating future accidents. The Company maintains insurance against risks in the operation of its business in amounts that it believes to be reasonable. Such insurance, however, contains exclusions and limitations on coverage and the Company’s insurance may not cover all potential risks associated with the Company’s operations. There can be no assurance that any such insurance will continue to be available, will be available at economically acceptable premiums or will be adequate to cover any resulting liability. In some cases, such as with respect to environmental risks, coverage is not available or considered too expensive relative to the perceived risk. Losses resulting from any uninsured events may cause the Company to incur significant costs that could have a material adverse effect on the Company’s operations and financial condition. In addition, from time to time the Company may be subject to governmental investigations and claims and litigation filed on behalf of persons who are harmed while at its properties or otherwise in connection with the Company’s operations. To the extent that the Company is subject to personal injury or other claims or lawsuits in the future, it may not be possible to predict the ultimate outcome of these claims and lawsuits due to the nature of personal injury litigation. Similarly, if the Company is subject to governmental investigations or proceedings, the Company may incur significant penalties and fines, and enforcement actions against it could result in the closing of certain of the Company’s mining operations. If claims and lawsuits or governmental investigations or proceedings are finally resolved against the Company, the Company’s financial performance, financial position and results of operations could be materially adversely affected.

Mineral prices and marketability fluctuate and any decline in mineral prices may have a negative effect on the Company.

Mineral prices, including gold, silver, zinc and lead prices, have fluctuated widely in recent years. The marketability and price of any minerals that may be acquired by the Company may be affected by numerous factors beyond the control of the Company. These factors include delivery uncertainties related to the proximity of potential reserves to processing facilities and extensive government regulation relating to price, taxes, royalties, allowable production land tenure, the import and export of minerals and many other aspects of the mining business.

Declines in mineral prices may have a negative effect on the Company.

Risks Relating to the Regulatory Environment

The Company is subject to anti-corruption laws.

The Company is subject to anti-corruption laws under the Canadian Corruption of Foreign Public Officials Act, and the U.S. Foreign Corrupt Practices Act, which generally prohibit companies from bribing or making other prohibited payments to foreign public officials in order to obtain or retain an advantage in the course of business. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices may occur in Mexico or any other jurisdiction in which the Company may conduct business. The Company cannot ensure that its employees or other agents will not engage in such prohibited practices, for which the Company could face severe penalties, reputational damage and other consequences that could have a material adverse effect on the Company’s business and financial condition. The Company has adopted a Code of Business Conduct and Ethics to promote legal and ethical business conduct by its directors, officers and employees. However, the Company cannot provide assurance that this code, or other policies or procedures that it may adopt, will be sufficient to protect against corrupt activity. In particular, the Company may not be able to prevent or detect corrupt activity by employees or third parties, such as sub-contractors or joint venture partners, for which the Company might be held responsible.

The Company may be required by human rights laws to take actions that delay the advancement of its projects.

There are various international and national laws, codes, resolutions, conventions, guidelines and other materials that relate to human rights (including rights with respect to health and safety and the environment surrounding our operations). Many of these materials impose obligations on government and companies to respect human rights. Some mandate that government consult with communities surrounding our projects regarding government actions that may affect local stakeholders, including actions to approve or grant mining rights or permits. The obligations of government and private parties under the various international and national materials pertaining to human rights continue to evolve and be defined. One or more groups of people may oppose the Company’s current and future operations or further development or new development of its projects or operations. Such opposition may be directed through legal or administrative proceedings or expressed in manifestations such as protests, roadblocks or other forms of public expression against the Company’s activities, and may have a negative impact on its reputation. Opposition by such groups to the Company’s operations may require modification of, or preclude the operation or development of, its projects or may require the Company to enter into agreements with such groups or local governments with respect to its projects, in some cases causing considerable delays to the advancement of its projects.

Mexican Foreign Investment and Income Tax Laws apply to the Company.

Under the Foreign Investment Law of Mexico, there is presently no limitation on foreign capital participation in mining operations; however, the applicable laws may change in a way which may adversely impact the Company and its ability to repatriate profits. Under Mexican Income Tax Law, dividends paid out of “previously taxed net earnings” are not subject to Mexican taxes. Otherwise, dividends are subject to the Mexican income tax at the corporate level, which presently is 30% over a gross up basis (amount of the dividend times 1.4286), payable by the Mexican company as an advance of its annual income tax. As of January 1, 2014, there is a new withholding tax on dividends paid by a Mexican company to non-Mexican shareholders of 10%. This withholding tax rate may be reduced under the applicable Tax Treaties to Avoid Double Taxation entered by Mexico.

Corporations with their tax residence in Mexico are taxed on their worldwide income, which include all profits from operations, income from investments not relating to the regular business of the corporation and capital gains. The current corporate income tax rate in Mexico is 30%. As of January 1, 2014, a mining royalty fee is in effect in Mexico of 7.5% on income before tax, depreciation, and interest, as well as an extraordinary governmental fee on precious metals, including told and silver, of 0.5% of gross revenues.

Among the amendments for 2014, Mexican companies are no longer allowed to partially deduct certain expenses such as fringe benefits paid to its employees which in turn are tax exempted for the same employees (e.g. food coupons, pension and retirement funds additional to those provided for under the Mexican Security Law).

The IETU Flat Tax (Impuesto Empresarial a Tasa Unica) which was structured as an alternative minimum tax was repealed effective January 1, 2014.

The VAT is an indirect tax levied on the value added to goods and services, and is imposed on corporations that carry out activities within Mexican territory, including (i) the sale or other disposition of property; (ii) the rendering of independent services; (iii) the granting of temporary use of property; or (iv) the importation of goods and services. The standard value added tax rate is 16%.

The Company follows Canadian disclosure practices concerning its Mineral Resources which allow for more disclosure than is permitted for domestic U.S. reporting companies.

The Company’s mineral resource estimates are not directly comparable to those made by domestic U.S. reporting companies subject to the SEC’s reporting and disclosure requirements, as the Company reports resources in accordance with Canadian practices. These practices are different from the practices used to report resource estimates in reports and other materials filed by domestic U.S. reporting companies with the SEC in that the Canadian practice is to report measured, indicated and inferred resources. In the United States, mineralization may not be classified as a reserve unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. U.S. investors are cautioned not to assume that all or any part of indicated resources will ever be converted into reserves. Further, “inferred mineral resources” have a great amount of uncertainty as to their existence and as to whether they can be mined legally or economically. Disclosure of “contained ounces” is permitted disclosure under Canadian regulations; however, the SEC permits issuers to report mineralization that does not constitute “reserves” by SEC standards only as in place tonnage and grade without reference to unit measures. Accordingly, information concerning descriptions of mineralization and resources contained in this short form prospectus may not be comparable to information made public by U.S. companies subject to the reporting and disclosure requirements of the SEC. See “Cautionary Note to United States Investors.”

The Company may fail to maintain adequate internal control over financial reporting pursuant to the requirements of the Sarbanes-Oxley Act.

During the Company’s five most recent fiscal years, management has documented and tested its internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act (“SOX”). SOX requires an annual assessment by management of the effectiveness of the Company’s internal control over financial reporting and, for its fiscal years 2006 through 2011, SOX required an attestation report by the Company’s independent auditors addressing the effectiveness of internal control over financial reporting. However, in April 2012 the requirement of auditor attestation was, with respect to “emerging growth companies,” repealed by the “Jumpstart Our Business Startups Act” (“JOBS Act”). Because the Company is presently an “emerging growth company” within the meaning of the JOBS Act, it is now exempt from the SOX requirement of auditor attestation regarding its internal controls over financial reporting. The Company may fail to maintain the adequacy of its internal control over financial reporting as such standards are modified, supplemented or amended from time to time, and the Company may not be able to conclude, on an ongoing basis, that it has effective internal control over financial reporting in accordance with Section 404 of SOX. The Company’s failure to satisfy the requirements of Section 404 of SOX on an ongoing, timely basis could result in the loss of investor confidence in the reliability of its financial statements, which in turn could harm the Company’s business and negatively impact the trading price or the market value of its securities. In addition, any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm the Company’s operating results or cause it to fail to meet its reporting obligations. If the Company expands, the challenges involved in implementing appropriate internal control over financial reporting will increase and will require that the Company continues to monitor its internal control over financial reporting. Although the Company intends to expend time and incur costs, as necessary, to ensure ongoing compliance, it cannot be certain that it will be successful in complying with Section 404 of SOX.

Risks Relating to the Common Shares and the Offering

Funding and property commitments will result in dilution to the Company’s shareholders.

The Company may sell additional equity securities in subsequent offerings (including through the sale of securities convertible into equity securities) and may issue additional equity securities to finance operations, exploration, development, acquisitions or other projects. The Company cannot predict the size of future issuances of equity securities or the size and terms of future issuances of debt instruments or other securities convertible into equity securities or the effect, if any, that future issuances and sales of the Company’s securities will have on the market price of the Common Shares. Any transaction involving the issuance of previously authorized but unissued Common Shares, or securities convertible into Common Shares, would result in dilution, possibly substantial, to security holders. Exercises of presently outstanding share options may also result in dilution to security holders.

The board of directors of the Company has the authority to authorize certain offers and sales of additional securities without the vote of, or prior notice to, shareholders. Based on the need for additional capital to fund expected expenditures and growth, it is likely that the Company will issue additional securities to provide such capital. Such additional issuances may involve the issuance of a significant number of Common Shares at prices less than the current market price for the Common Shares.

Sales of substantial amounts of the Company’s securities, or the availability of such securities for sale, could adversely affect the prevailing market prices for the Company’s securities and dilute investors’ earnings per share. A decline in the market prices of Company’s securities could impair the Company’s ability to raise additional capital through the sale of securities should the Company desire to do so.

The price of the Company’s Common Shares is volatile.

Publicly quoted securities are subject to a relatively high degree of price volatility. It should be expected that continued fluctuations in price will occur, and no assurances can be made as to whether the price per share will increase or decrease in the future. In recent years, the securities markets in the United States and Canada have experienced a high level of price and volume volatility, and the market price of many companies, particularly those considered exploration or development stage companies, have experienced wide fluctuations in price which have not necessarily been related to the operating performance, underlying asset values or prospects of such companies. The factors influencing such volatility include macroeconomic developments in North America and globally, and market perceptions of the attractiveness of particular industries. The price of the Common Shares is also likely to be significantly affected by short-term changes in precious metal prices or other mineral prices, currency exchange fluctuations and the Company’s financial condition or results of operations as reflected in its earnings reports. Other factors unrelated to the performance of the Company that may have an effect on the price of the Common Shares include the following: the extent of analyst coverage available to investors concerning the business of the Company may be limited if investment banks with research capabilities do not follow the Company’s securities; lessening in trading volume and general market interest in the Company’s securities may affect an investor’s ability to trade significant numbers of securities of the Company; the size of the Company’s public float may limit the ability of some institutions to invest in the Company’s securities; and a substantial decline in the price of the securities of the Company that persists for a significant period of time could cause the Company’s securities to be delisted from an exchange, further reducing market liquidity.

Securities class-action litigation often has been brought against companies following periods of volatility in the market price of their securities. The Company may in the future be the target of similar litigation. Securities litigation could result in substantial costs and damages and divert management’s attention and resources.

There is an absence of a liquid trading market for the Company’s Common Shares.

Shareholders of the Company may be unable to sell significant quantities of Common Shares into the public trading markets without a significant reduction in the price of their Common Shares, or at all. There can be no assurance that the Company will continue to meet the listing requirements of the Toronto Stock Exchange or the NYSE or achieve listing on any other public listing exchange.

The Company is a “passive foreign investment company”, which may have adverse U.S. federal income tax consequences for U.S. Holders of Offered Shares.

U.S. Holders of Offered Shares should be aware that the Company believes it was a passive foreign investment company (“PFIC”) during the tax year ended December 31, 2013, that it will be a PFIC for the current tax year and, based on current business plans and financial expectations, the Company may remain a PFIC in future tax years. If the Company is a PFIC for any year during a U.S. Holder’s holding period, then such U.S. Holder generally will be required to treat any gain realized upon a disposition of Offered Shares, or any so-called “excess distribution” received on its Offered Shares, as ordinary income, and to pay an interest charge on a portion of such gain or distributions, unless the U.S. Holder makes a timely and effective “qualified electing fund” election (“QEF Election”) or a “mark-to-market” election with respect to the Offered Shares. A U.S. Holder who makes a QEF Election generally must report on a current basis its share of the Company’s net capital gain and ordinary earnings for any year in which the Company is a PFIC, whether or not the Company distributes any amounts to its shareholders. A U.S. Holder who makes the mark-to-market election generally must include as ordinary income each year the excess of the fair market value of the Offered Shares over the shareholder’s basis therein. This paragraph is qualified in its entirety by the discussion below under the heading “Certain United States Federal Income Tax Considerations – Passive Foreign Investment Company Considerations.” Each U.S. Holder should consult its own tax advisors regarding the PFIC rules and the U.S. federal income tax consequences of the acquisition, ownership, and disposition of Offered Shares.

The Company, its principals and assets are located outside of the United States, which makes it difficult for U.S. litigants to effect service of process, or enforce, any judgments obtained against the Company or its officers or directors.

All of the Company’s assets are located outside of the United States and the Company does not currently maintain a permanent place of business within the United States. In addition, most of the directors and officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of such persons’ assets are located outside the United States. As a result, it may be difficult for U.S. litigants to effect service of process or enforce any judgments obtained against the Company or its officers or directors, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof. In addition, there is uncertainty as to whether the courts of Canada, Mexico and other jurisdictions would recognize or enforce judgments of United States courts obtained against the Company or its directors and officers predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or be competent to hear original actions brought in Canada, Mexico or other jurisdictions against the Company or its directors and officers predicated upon the securities laws of the United States or any state thereof. Further, any payments as a result of judgments obtained in Mexico could be in pesos and service of process in Mexico must be effectuated personally and not by mail.

All of the Company’s mineral assets are located outside of Canada.

As a result, it may be difficult for investors to enforce within Canada any judgments obtained against the Company or its officers or directors, including judgments predicated upon the civil liability provisions of applicable securities laws. In addition, there is uncertainty as to whether the courts of Mexico and other jurisdictions would recognize or enforce judgments of Canadian courts obtained against the Company or its directors and officers predicated upon the civil liability provisions of the securities laws of Canada, or be competent to hear original actions brought in Mexico or other jurisdictions against the Company or its directors and officers predicated upon the securities laws of Canada. Further, any payments as a result of judgments obtained in Mexico should be in pesos and service of process in Mexico must be effectuated personally and not by mail.

If the Company’s shareholders sell substantial amounts of Common Shares following the Offering, the market price of the Common Shares could decrease.

Upon the completion of the Offering, the Company will have 68,784,622 outstanding Common Shares (assuming the Over-Allotment Option is exercised in full and there is no exercise of the Company’s outstanding stock options). Additionally, the Company may grant options to acquire Common Shares representing up to 10% of its issued and outstanding Common Shares on a non-diluted basis under the Company’s stock option plan. The Company has agreed not to issue any additional Common Shares for a period of 90 days following the closing of the Offering, subject to certain exceptions. See “Plan of Distribution”.

The Company has outstanding stock options which, if exercised, could cause dilution to existing shareholders.

At July 8, 2014, the Company had 4,409,066 stock options issued and outstanding with a weighted average exercise price of $8.43 per share. Stock options are likely to be exercised when the market price of the Company’s Common Shares exceeds the exercise price of such stock options. The exercise of such stock options and the subsequent resale of such Common Shares in the public market could adversely affect the prevailing market price and the Company’s ability to raise equity capital in the future at a time and price which it deems appropriate. The Company may also enter into commitments in the future which would require the issuance of additional Common Shares and the

Company may grant additional share purchase warrants and stock options. Any share issuances from the Company’s treasury will result in immediate dilution to existing shareholders’ percentage interest in the Company.

The Company has outstanding restricted share units and deferred share units which, if redeemed, could cause dilution to existing shareholders.

At July 8, 2014, the Company had 55,279 restricted share units and 89,641 deferred share units issued and outstanding. Subject to vesting terms and conditions, restricted share units can be redeemed by the holder at their discretion into Common Shares of the Company. Deferred share units are issued to directors of the Company, and are only redeemable into Common Shares upon the death or retirement from, or loss of office or employment with, the Company. The redemption of such restricted and deferred share units and the subsequent resale of such Common Shares in the public market could adversely affect the prevailing market price and the Company’s ability to raise equity capital in the future at a time and price which it deems appropriate. The Company may also enter into commitments in the future which would require the issuance of additional Common Shares and the Company may grant additional restricted and deferred share units. Any share issuances from the Company’s treasury will result in immediate dilution to existing shareholders’ percentage interest in the Company.

The Company has discretion in the use of the net proceeds from the Offering.

However, management will have discretion in the actual application of the net proceeds, and may elect to allocate net proceeds differently from that described under “Use of Proceeds” if management believes it would be in the Company’s best interests to do so. Shareholders of the Company may not agree with the manner in which management chooses to allocate and spend the net proceeds. The failure by management to apply these funds effectively could have a material adverse effect on the Company’s business.

The Company has not paid dividends and may not pay dividends in the foreseeable future.

Payment of dividends on the Company’s Common Shares is within the discretion of the Company’s Board and will depend upon the Company’s future earnings, its capital requirements and financial condition, and other relevant factors. The Company anticipates that all available funds will be invested to finance the growth of its business for the foreseeable future.

CONSOLIDATED CAPITALIZATION

There have been no material changes in the Company’s share or loan capital, on a consolidated basis, since March 31, 2014, other than the issuance of 156,668 Common Shares upon exercise of outstanding stock options. The following table sets forth the consolidated capitalization of the Company as at the dates indicated, before and after completion of the Offering. This table should be read in conjunction with the unaudited condensed interim consolidated financial statements of the Company for the three months ended March 31, 2014 (including the notes thereto) incorporated by reference in this short form prospectus.

	As at March 31, 2014 before giving effect to the Offering	As at March 31, 2014 after giving effect to the Offering(1)		As at March 31, 2014 after giving effect to the Offering and the exercise of the over- Allotment Option(2)
Trade and other payables	US$1,138,153	US$1,138,153		US$1,138,153

Share capital (authorized-unlimited)	US$180,053,327	US$246,365,704	(3)	US$256,382,828	(3)
	(60,209,554 Common Shares)(4)	(67,529,554 Common Shares)(4)		(68,627,554 Common Shares)(4)

Convertible Securities	4,237,122 stock options	4,237,122 stock options		4,237,122 stock options

Total Liabilities and Equity	US$105,460,693	US$171,773,070		US$181,790,194

Notes:

(1)	Assuming issuance of the Offered Shares and no exercise of the Over-Allotment Option. See “Plan of Distribution”.
(2)	Assuming issuance of the Offered Shares, including the exercise of the Over-Allotment Option. See “Plan of Distribution”.
(3)	After deducting the Underwriters’ Fee and expenses of the Offering. Converted at the noon exchange rate published by the Bank of Canada on July 8, 2014.
(4)	Does not include 156,668 Common Shares issued upon exercise of stock options after March 31, 2014.

USE OF PROCEEDS

The net proceeds to the Company of the Offering are estimated approximately to be C$70,778,500 (C$81,470,275 if the Over Allotment Option is exercised in full) after deducting the Underwriters’ Fee and estimated expenses of the Offering in the amount of C$500,000). The net proceeds of the Offering represent the total funds available to the Company from the Offering.

The Company intends to use the net proceeds of the Offering as follows:

	Net Proceeds		Net Proceeds (including the Over-Allotment Option
	($ Millions)
Exploration expenditures at the Juanicipio Project	C$	3	C$	3
Development expenditures at the Juanicipio Project	C$	60.7785	C$	71.470275
Working capital and general corporate purposes	C$	7	C$	7

Total:	C$	70.7785	C$	81.470275

C$60,778,500 of the net proceeds of the Offering (C$71,470,275 if the Over-Allotment Option is exercised in full) will be used to satisfy the Company’s obligations to fund its 44% pro rata interest in the development of the Juanicipio Project. Although no feasibility study has been prepared in respect of the Juanicipio Project, and no formal production decision has been made, underground development on the Juanicipio Project was commenced by the Company’s joint venture partner, Fresnillo, in October, 2013 and is ongoing as at the date of this prospectus. In addition, Fresnillo has publicly reported that it expects that the Juanicipio Project will be in production by approximately 2018. Given Minera Juanicipio’s decision to proceed with the initial project development, the proceeds of the Offering are needed to continue to maintain the Company’s 44% interest in the Company as the actual and expected development continues, and to avoid dilution.

The Amended Technical Report, which recommended the advancement of the Juanicipio Project, provides the framework to guide the continued advancement of the project. Key milestones relating to the initial project development were laid out in the Amended Technical Report as follows:

Project Development Milestones

Milestone	Period
Start access box cut and portal	Month 1
Start access decline	Month 3
Vein development commences	Month 33
Commission primary ventilation shafts	Month 35
First stope production	Month 36
Mill start-up	Month 42

The Company believes the timetable laid out in the Amended Technical Report is reasonable and attainable, but the actual schedule to production is still under review by Minera Juanicipio.

The initial Juanicipio Project underground development work is being carried out under the previously approved US$25.4 million Initial Development Budget. To date, approximately US$12.6 million has been funded by the joint venture partners (MAG’s share funded to date is US$5.5 million). The balance of this budget is to be funded in 2014 and early 2015 (MAG’s share remaining to be funded is US$5.7 million), and will focus on the access decline ramp advancement.

Because Minera Juanicipio only approves budgets annually, it has not yet evaluated and proposed a budget for 2015 and beyond. The Amended Technical Report estimated total project capital at US$302 million (MAG’s share is US$133 million), inclusive of capitalized operating costs:

Summary of Capital Costs

Area	Summary of Capital Costs (US$M)
	Project Total	MAG’s Share	Fresnillo’s Share
Mine	$102	$45	$57
Mill	58	25.5	32.5
Infrastructure	34	15	19
Indirects	77	34	43
Contingency	31	13.5	17.5

Total	$302	$133	$169

Totals do not necessarily equal the sum of the components due to rounding adjustments

The first 32 months of development focuses primarily on ramp decline and, therefore, the majority of the capital costs are expected to be incurred in the latter part of the development schedule. However, there may be significant lead time on Mine and Mill capital expenditures, requiring advance payments and deposits. The Company estimates that it will have enough cash after giving effect to the Offering, to fund its 44% of development cash calls for approximately the next 24-30 months. The scale and scope of the complete development of the Juanicipio Project will require capital over the next 3.5 years exceeding the Company’s cash on hand resources even after giving effect to the Offering and any over allotment exercised. In addition, the PEA is preliminary in nature, and actual costs and development time may exceed those laid out in the PEA. It is unlikely that the Company will generate sufficient operating cash flow to meet the total capital obligation in the proposed development time frame. Accordingly the Company will need to raise significant additional capital in the future over and above the current Offering, and it continues to evaluate financing alternatives.

The Company has not completed a pre-feasibility study or feasibility study on the Juanicipio Project and, accordingly, there is no estimate of mineral reserves. Until any further technical studies are undertaken by Minera Juanicipio, any decision to continue development of the Juanicipio Project will be based upon the results of the 2012 PEA which are included in the Amended Technical Report. The preliminary economic assessment set out in the Amended Technical Report is preliminary in nature and includes inferred mineral resources that are considered too speculative geologically to have the economic considerations applied to them that would enable them to be categorized as mineral reserves and there is no certainty that the preliminary economic assessment set out in the Amended Technical Report will be realized. As a result, there are additional risks in commencing and completing construction based upon the Amended Technical Report including additional risks as to capital and operating costs, mineral recovery and financial viability. There is no guarantee that the construction will be completed or, if completed, that production will begin or that financial results will be consistent with the Amended Technical Report. See “Risk Factors”.

C$3,000,000 of the net proceeds of the Offering (C$3,000,000 if the Over-Allotment Option is exercised in full) will be used to satisfy the Company’s obligations to fund its 44% pro rata interest in the exploration of the Juanicipio Project in both 2014 and 2015. The costs of proposed exploration in 2014 are expected to be US$2.7 million (MAG’s 44% share is US$1.2 million) in 2014 and are anticipated to be at similar levels for 2015. During 2014, the exploration program will seek new veins and look to trace structures and veins in neighbouring parts of the district onto the Minera Juanicipio joint venture ground.

C$7,000,000 of the net proceeds of the Offering (C$7,000,000 if the Over-Allotment Option is exercised in full) will be used primarily for working capital and general and administrative expenses and the evaluation of strategic growth opportunities.

Although the Company intends to spend the funds available to it as stated in this short form prospectus, there may be circumstances, where for sound business reasons, a reallocation of funds may be necessary. The actual use of available funds will vary depending on the Company’s operating and capital needs from time to time and will be subject to the discretion of the management of the Company.

As the Company currently has no revenues, it experienced a negative operating cash flow for the year ended December 31, 2013, and it expects to experience a negative operating cash flow for the 2014 financial year. As noted

above, the Company intends for the majority of the net proceeds of the Offering to be used to fund underground development, mine capital expenditures, and ongoing exploration for the Juanicipio Project through 2014, 2015 and into 2016.

PRIOR SALES

The following table sets out the details of all Common Shares issued by the Company during the 12 months prior to the date of this Prospectus.

Date	Number of Common Shares	Issue Price per Common Share (C$)	Reason for issuance
June 25, 2014	5,400	7.42	Note	(1)
June 24, 2014	2,200	5.86	Note	(1)
June 23, 2014	33,145	9.15	Note	(1)
June 23, 2014	1,855	6.32	Note	(1)
June 19, 2014	15,469	5.32	Note	(1)
June 19, 2014	11,002	6.32	Note	(1)
June 19, 2014	5,000	5.86	Note	(1)
June 4, 2014	5,565	5.32	Note	(1)
April 17, 2014	20,625	5.54	Note	(1)
April 15, 2014	15,938	5.54	Note	(1)
April 11, 2014	15,000	5.54	Note	(1)
April 1, 2014	12,344	5.32	Note	(1)
April 1, 2014	13,125	5.54	Note	(1)
March 20, 2014	7,031	5.32	Note	(1)
March 20, 2014	9,375	5.54	Note	(1)
March 19, 2014	9,961	5.32	Note	(1)
March 19, 2014	13,281	5.54	Note	(1)
February 25, 2014	6,000	5.86	Note	(1)
February 20, 2014	10,938	5.32	Note	(1)
February 20, 2014	11,250	5.54	Note	(1)

Notes:

(1)	The Common Shares were issued pursuant to exercise of stock options granted under the Company’s stock option plan.

The following table sets out details of all securities convertible or exercisable into Common Shares that were issued or granted by the Company during the 12 months prior to the date of this Prospectus.

Date	Type of Security Issued	Number of Common Shares issuable upon exercise or conversion	Exercise or conversion price per Common Share (C$)
July 2, 2014	stock options	340,000	$10.04
July 2, 2014	restricted share units	55,279	N/A (Note (1))
July 2, 2014	deferred share units	89,641	N/A (Note (1))
October 15, 2013	inducement stock options	500,000	$5.35

Notes:

(1)	Each restricted and deferred share unit is convertible into one Common Share of the Company at the holder’s option, subject to the terms of the Company’s share unit plan and deferred share unit plan.

TRADING PRICE AND VOLUME

The Common Shares are listed for trading on the TSX under the trading symbol “MAG” and on the NYSE MKT under the trading symbol “MVG”. The following tables set forth the high and low sale prices and the trading volume for the Common Shares on the TSX and NYSE MKT for each of the months indicated.

Toronto Stock Exchange
Month	High	Low	Volume
	(C$)	(C$)	(no. of shares)
July 1-8	10.17	9.90	1,345,187
June, 2014	11.42	7.63	12,673,808
May, 2014	8.57	7.13	4,649,478
April, 2014	8.66	6.92	5,942,115
March, 2014	9.97	7.42	7,411,264
February, 2014	9.24	6.84	3,849,896
January, 2014	7.74	5.53	3,789,574
December, 2013	6.31	5.15	1,260,790
November, 2013	6.56	5.35	2,280,861
October, 2013	6.30	5.26	5,340,850
September, 2013	8.06	5.76	1,945,057
August, 2013	8.18	5.38	2,033,801
July, 2013	6.70	5.28	1,692,648
June, 2013	7.99	5.34	3,602,970

On July 8, 2014, the closing price of the Common Shares on the TSX was C$10.11 per share.

New York Stock Exchange – MKT
Month	High	Low	Volume
	(US$)	(US$)	(no. of shares)
July 1-8, 2014	9.57	9.26	135,030
June, 2014	10.64	7.00	1,896,056
May, 2014	7.81	6.55	755,200
April, 2014	7.86	627	900,700
March, 2014	8.99	6.72	1,639,800
February, 2014	8.35	6.18	1,751,167
January, 2014	6.97	5.20	1,723,542
December, 2013	5.93	4.87	1,397,094
November, 2013	6.06	5.10	1,453,083
October, 2013	6.10	5.05	1,604,754
September, 2013	7.67	5.59	1,356,863
August, 2013	7.81	5.16	1,643,835
July, 2013	6.51	5.00	1,540,299
June, 2013	7.80	5.10	2,695,326

On July 8, 2014, the closing price of the Common Shares on the NYSE MKT was US$9.48 per share.

DESCRIPTION OF COMMON SHARES

The Company’s authorized share capital consists of an unlimited number of Common Shares and an unlimited number of preferred shares. As at the date of this short form prospectus, 60,366,622 Common Shares and no preferred shares are issued and outstanding.

The shareholders of the Company are entitled to one vote for each Common Share on all matters to be voted on by the shareholders. Each Common Share is equal to every other Common Share and all Common Shares participate equally on liquidation, dissolution or winding up of our Company, whether voluntary or involuntary, or any other distribution of our assets among our shareholders for the purpose of winding up our affairs after the Company has paid out its liabilities. The shareholders are entitled to receive pro rata such dividends as may be declared by the board of directors out of funds legally available therefore and to receive pro rata the remaining property of the Company upon dissolution. No shares have been issued subject to call or assessment. There are no pre-emptive or conversion rights, and no provisions for redemption, retraction, purchase or cancellation, surrender, sinking fund or purchase fund. Provisions as to the creation, modification, amendment or variation of such rights or such provisions are contained in the Business Corporations Act (British Columbia) and the articles of the Company.

On January 18, 2008, the shareholders of the Company approved a shareholder rights plan (the “Rights Plan”). The Rights Plan was adopted to ensure the fair treatment of shareholders in connection with any take-over bid for Common Shares of the Company. The Rights Plan was not adopted in response to any proposal to acquire control of the Company. The Rights Plan provides for expiry at the end of the third annual general meeting of the Company’s shareholders following initial approval, unless renewed by the shareholders. On February 22, 2009, the Board of Directors of the Company approved certain amendments (the “Amendments”) to the Rights Plan in the form of an amended and restated shareholder rights plan agreement. On March 24, 2009, the Amendments were approved by the Company’s shareholders at the annual and special meeting of shareholders and by the TSX. On May 14, 2010, the Board of Directors of the Company approved the continuation of the Rights Plan. On June 22, 2010, the continuation was approved by the shareholders at the annual and special meeting of Shareholders and by the TSX. On May 13, 2013, the Board of Directors of the Company again approved the continuation of the Rights Plan. On June 18, 2013, the continuation of the Rights Plan was approved at the annual and special meeting of shareholders and by the TSX.

PLAN OF DISTRIBUTION

Pursuant to the Underwriting Agreement dated June 27, 2014, as amended, between the Company and the Underwriters, the Company has agreed to sell and the Underwriters have agreed to purchase on the Closing Date, the Offered Shares at the Offering Price, payable in cash to the Company, against delivery of the certificates representing the Offered Shares, subject to compliance with all necessary legal requirements and to the conditions contained in the Underwriting Agreement. The obligations of the Underwriters under the Underwriting Agreement are several and may be terminated at their discretion upon the occurrence of certain stated events as set out in the Underwriting Agreement. The Underwriters are, however, obligated to take up and pay for all of the securities if any of the securities are purchased under the Underwriting Agreement.

The Company has also granted to the Underwriters the Over-Allotment Option, exercisable in whole or in part in the sole discretion of the Underwriters at any time until the date which is 30 days following the Closing Date, to purchase up to 1,098,000 Over-Allotment Shares at a price of C$10.25 per Over-Allotment Share, if any, and for market stabilization purposes. This short form prospectus also qualifies the grant of the Over-Allotment Option and the distribution of the Over-Allotment Securities upon exercise of the Over-Allotment Option. If the Over-Allotment Option is exercised in full, the total price to the public, the Underwriters’ Fee and the net proceeds to the Company (before deducting expenses of the Offering), will be C$86,284,500, C$4,314,225 and C$81,970,275, respectively.

The Offering Price was determined by negotiation between the Company and the Underwriters in accordance with the policies of the TSX.

The Company has agreed to indemnify the Underwriters, and certain of their related parties, insofar as any losses, claims, damages, liabilities, costs and expenses caused by or arising directly or indirectly by reason of the transactions contemplated in the Underwriting Agreement, provided however that the Company shall not be required to indemnify any such person for any losses, claims, damages, liabilities, costs or expenses which have resulted from the gross negligence, fraud or wilful misconduct.

Pursuant to the terms of the Underwriting Agreement, the Company has agreed to pay the Underwriters’ Fee (5.0% of the gross proceeds of the Offering) in consideration for the services rendered in connection with the Offering. The Company has agreed to reimburse the Underwriters for reasonable fees and expenses, including legal and certain out-of-pocket expenses incurred in connection with the Offering, not to exceed 6.0% of the gross proceeds of the Offering when combined with the Underwriters’ Fee. The Underwriters will not receive any other fee or commission from the Company in connection with the completion of the Offering.

The Company has agreed for a period of 90 days following the Closing Date not to issue, authorize or agree to issue or approve for issuance any Common Shares of the Company or any securities convertible or exchangeable for or exercisable to acquire Common Shares of the Company, subject to certain limited exceptions. In addition, the Company has agreed to cause each of its directors and senior officers to enter into lock-up agreements with BMO

Nesbitt Burns Inc. and Raymond James Ltd. evidencing their agreement not to offer, sell or resell any Common Shares or financial instruments or securities convertible into or exercisable or exchangeable for Common Shares held by them or agree to or announce any such offer or sale for a period of 90 days following the Closing Date, subject to certain limited exceptions.

Pursuant to policy statements of certain Canadian securities regulators, the Underwriters may not, throughout the period of distribution, bid for or purchase Common Shares. The policy statements allow certain exceptions to the foregoing prohibitions. The Underwriters may only avail themselves of such exceptions on the condition that the bid or purchase not be engaged in for the purpose of creating actual or apparent active trading in, or raising the price of the Common Shares. These exceptions include a bid or purchase permitted under the Universal Market Integrity Rules for Canadian Marketplaces of the Investment Industry Regulatory Organization of Canada, relating to market stabilization and passive market making activities and a bid or purchase made for and on behalf of a customer where the order was not solicited during the period of distribution. Pursuant to the first mentioned exception, in connection with the Offering, the Underwriters may over-allot or effect transactions which stabilize or maintain the market price of the Common Shares at levels other than those which otherwise might prevail on the open market. Such transactions, if commenced, may be discontinued at any time.

H.C. Wainwright & Co. LLC is not registered as a dealer in any Canadian jurisdiction and, accordingly, will only sell Common Shares into the United States and will not, directly or indirectly, solicit offers to purchase or sell the Common Shares in Canada.

The Underwriters propose to offer the Offered Shares initially at the Offering Price. After the Underwriters have made a reasonable effort to sell all of the Offered Shares at the Offering Price, the offering price of the Offered Shares may be decreased and may be further changed from time to time to an amount not greater than the Offering Price, and the compensation realized by those Underwriters who sell their proportionate share of the Offered Shares at a reduced price will be decreased by the amount that the aggregate price paid by purchasers for such Offered Shares is less than the price paid by the applicable Underwriters to the Company. Notwithstanding any reduction by the Underwriters in the offering price of the Offered Shares, the Company will still receive net proceeds of C$9.7375 per Offered Share after payment of the Underwriters’ Fee.

Subscriptions for the Offered Shares will be received, subject to rejection or allotment, in whole or in part, and the right is reserved to close the subscription books at any time without notice.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

In the opinion of Blake, Cassels & Graydon LLP, counsel to the Company, and Stikeman Elliott LLP, counsel to the Underwriters, the following is, as of the date of this short form prospectus, a summary of the principal Canadian federal income tax considerations under the Income Tax Act (Canada) (the “Tax Act”) generally applicable to an investor who acquires Offered Shares pursuant to the Offering and who, for the purposes of the Tax Act and at all relevant times, deals at arm’s length with the Company and the Underwriters, is not affiliated with the Company or the Underwriters, and who acquires and holds the Offered Shares as capital property (a “Holder”). Generally, the Offered Shares will be considered to be capital property to a Holder thereof provided that the Holder does not use the Offered Shares in the course of carrying on a business of trading or dealing in securities and such Holder has not acquired them in one or more transactions considered to be an adventure or concern in the nature of trade.

This summary does not apply to a Holder (i) that is a “financial institution” for the purposes of the mark-to-market rules contained in the Tax Act; (ii) that is a “specified financial institution” as defined in the Tax Act; (iii), an interest in which would be a “tax shelter investment” as defined in the Tax Act; (iv) that has made a functional currency reporting election under the Tax Act; or (v) that has or will enter into a “derivative forward agreement”, as that term is defined in the Tax Act, with respect to the Offered Shares. Such Holders should consult their own tax advisors with respect to an investment in Offered Shares.

Additional considerations, not discussed herein, may be applicable to a Holder that is a corporation resident in Canada, and is, or becomes as part of a transaction or event or series of transactions or events that includes the acquisition of the Offered Shares, controlled by a non-resident corporation for purposes of the “foreign affiliate dumping” rules in section 212.3 of the Tax Act. Such Holders should consult their tax advisors with respect to the consequences of acquiring Offered Shares.

This summary is based upon the current provisions of the Tax Act and the regulations thereunder (the “Regulations”) in force as of the date hereof and counsel’s understanding of the current published administrative and assessing practices of the Canada Revenue Agency (the “CRA”). This summary takes into account all specific proposals to amend the Tax Act and the Regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Tax Proposals”) and assumes that the Tax Proposals will be enacted in the form proposed, although no assurance can be given that the Tax Proposals will be enacted in their current form or at all. This summary does not otherwise take into account any changes in law or in the administrative policies or assessing practices of the CRA, whether by legislative, governmental or judicial decision or action, nor does it take into account or consider any provincial, territorial or foreign income tax considerations, which considerations may differ significantly from the Canadian federal income tax considerations discussed in this summary.

This summary is of a general nature only, is not exhaustive of all possible Canadian federal income tax considerations and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Holder. Holders should consult their own tax advisors with respect to their particular circumstances.

Resident Holders

The following section of this summary applies to Holders (“Resident Holders”) who, for the purposes of the Tax Act, are or are deemed to be resident in Canada at all relevant times. Certain Resident Holders whose Offered Shares might not constitute capital property may make, in certain circumstances, an irrevocable election permitted by subsection 39(4) of the Tax Act to deem the Offered Shares, and every other “Canadian security” as defined in the Tax Act, held by such persons, in the taxation year of the election and each subsequent taxation year to be capital property. Resident Holders should consult their own tax advisors regarding this election.

Dividends

Dividends received or deemed to be received on the Offered Shares will be included in computing a Resident Holder’s income. In the case of an individual (other than certain trusts), such dividends will be subject to the gross-up and dividend tax credit rules normally applicable in respect of “taxable dividends” received from “taxable Canadian corporations” (as defined in the Tax Act). An enhanced dividend tax credit will be available to individuals in respect of “eligible dividends” designated by the Company to the Resident Holder in accordance with the provisions of the Tax Act.

Dividends received or deemed to be received by a corporation that is a Resident Holder on the Offered Shares must be included in computing its income but generally will be deductible in computing its taxable income. A Resident Holder that is a “private corporation” (as defined in the Tax Act) and certain other corporations controlled by or for the benefit of an individual (other than a trust) or related group of individuals (other than trusts) generally will be liable to pay a 33 1/3% refundable tax under Part IV of the Tax Act on dividends received or deemed to be received on the Offered Shares to the extent such dividends are deductible in computing taxable income. This refundable tax generally will be refunded to a corporate Resident Holder at the rate of $1.00 for $3.00 of taxable dividends paid while it is a private corporation.

Dispositions of Offered Shares

Upon a disposition (or a deemed disposition) of an Offered Share, a Resident Holder generally will realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition of such Offered Share, net of any reasonable costs of disposition, are greater (or are less) than the adjusted cost base of such Offered Share, to the Resident Holder. The tax treatment of capital gains and capital losses is discussed in greater detail below under the subheading “Capital Gains and Capital Losses”.

Capital Gains and Capital Losses

Generally, a Resident Holder is required to include in computing its income for a taxation year one-half of the amount of any capital gain (a “taxable capital gain”) realized in the year. Subject to and in accordance with the provisions of the Tax Act, a Resident Holder is required to deduct one-half of the amount of any capital loss (an “allowable capital loss”) realized in a taxation year from taxable capital gains realized in the year by such Resident Holder. Allowable capital losses in excess of taxable capital gains may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any following taxation year against taxable capital gains realized in such year to the extent and under the circumstances described in the Tax Act.

The amount of any capital loss realized on the disposition or deemed disposition of Offered Shares by a Resident Holder that is a corporation may be reduced by the amount of dividends received or deemed to have been received by it on such shares or shares substituted for such shares to the extent and in the circumstance specified by the Tax Act. Similar rules may apply where a Resident Holder that is a corporation is a member of a partnership or beneficiary of a trust that owns such shares or that itself is a member of a partnership of a beneficiary of a trust that owns such shares. Resident Holders to whom these rules may be relevant should consult their own tax advisors.

A Resident Holder that is throughout the relevant taxation year a “Canadian-controlled private corporation” (as defined in the Tax Act) also may be liable to pay an additional refundable tax of 6 2/3% on its “aggregate investment income” for the year which will include taxable capital gains. This refundable tax generally will be refunded to a corporate Resident Holder at the rate of $1.00 for $3.00 of taxable dividends paid while it is a private corporation.

Minimum Tax

Capital gains realized and dividends received by a Resident Holder that is an individual or a trust, other than certain specified trusts, may give rise to minimum tax under the Tax Act.

Non-Resident Holders

The following section of this summary is generally applicable to Holders (“Non-Resident Holders”) who (i) for the purposes of the Tax Act, have not been and will not be deemed to be resident in Canada at any time while they hold the Offered Shares; and (ii) do not use or hold the Offered Shares in carrying on a business in Canada. Special rules, which are not discussed in this summary, may apply to a Non-Resident Holder that is an insurer carrying on business in Canada and elsewhere. Such Holders should consult their own tax advisors.

Dividends

Dividends paid or credited or deemed to be paid or credited to a Non-Resident Holder by the Company are subject to Canadian withholding tax at the rate of 25% on the gross amount of the dividend unless such rate is reduced by the terms of an applicable tax treaty. Under the Canada-United States Income Tax Convention (1980) (the “Treaty”) as amended, the rate of withholding tax on dividends paid or credited to a Non-Resident Holder who is resident in the U.S. for purposes of the Treaty and entitled to benefits under the Treaty (a “U.S. Holder”) is generally limited to 15% of the gross amount of the dividend (or 5% in the case of a U.S. Holder that is a company beneficially owning at least 10% of the Company’s voting shares). Non-Resident Holders should consult their own tax advisors.

Dispositions of Offered Shares

A Non-Resident Holder generally will not be subject to tax under the Tax Act in respect of a capital gain realized on the disposition or deemed disposition of an Offered Share, nor will capital losses arising therefrom be recognized under the Tax Act, unless the Offered Share constitutes “taxable Canadian property” to the Non-Resident Holder thereof for purposes of the Tax Act, and the gain is not exempt from tax pursuant to the terms of an applicable tax treaty.

Provided the Offered Shares are listed on a “designated stock exchange”, as defined in the Tax Act (which includes the TSX and NYSE MKT), at the time of disposition, the Offered Shares generally will not constitute taxable Canadian property of a Non-Resident Holder at that time, unless at any time during the 60 month period immediately preceding the disposition the following two conditions are met concurrently: (i) the Non-Resident Holder, persons with whom the Non-Resident Holder did not deal at arm’s length, partnerships in which the Non-Resident Holder or persons with whom the Non-Resident Holder did not deal at arm’s length holds a membership interest (either directly or indirectly through one or more partnerships), or the Non-Resident Holder together with all such persons, owned 25% or more of the issued shares of any class or series of shares of the Company; and (ii) more than 50% of the fair market value of the Offered Shares of the Company was derived directly or indirectly from one or any combination of real or immovable property situated in Canada, Canadian resource properties (as defined in the Tax Act), timber resource properties (as defined in the Tax Act) or an option, an interest or right in such property, whether or not such property exists. Notwithstanding the foregoing, an Offered Share may otherwise be deemed to be taxable Canadian property to a Non-Resident Holder for purposes of the Tax Act.

A Non-Resident Holder’s capital gain (or capital loss) in respect of Offered Shares that constitute or are deemed to constitute taxable Canadian property (and are not “treaty-protected property” as defined in the Tax Act) will generally be computed in the manner described above under the subheading “Resident Holders – Dispositions of Offered Shares”.

Non-Resident Holders whose Offered Shares are taxable Canadian property should consult their own tax advisors.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

Treasury Department Circular 230. To ensure compliance with Treasury Department Circular 230, each holder and/or purchaser of Offered Shares is hereby notified that: (a) any discussion of tax issues herein is not intended or written to be relied upon, and cannot be relied upon, by a holder and/or purchaser for the purpose of avoiding penalties that may be imposed on such holder and/or purchaser under applicable tax law; (b) such discussion is included herein in connection with the promotion or marketing (within the meaning of Circular 230) of the offer to sell Offered Shares by the Company; and (c) a holder and/or purchaser of any Offered Shares should seek advice based on its particular circumstances from an independent advisor.

General

The following is a summary of the material U.S. federal income tax consequences of the acquisition, ownership and disposition of Offered Shares that are applicable to U.S. Holders, as defined below, that acquire Offered Shares pursuant to this offering. This discussion is not a complete analysis or listing of all of the possible tax consequences of such transactions and does not address all tax considerations that might be relevant to particular holders in light of their personal circumstances or to persons that are subject to special tax rules. In particular, the information set forth below deals only with U.S. Holders that will hold Offered Shares as capital assets for U.S. federal income tax purposes (generally, property held for investment) and that do not own, and are not treated as owning, at any time, 10% or more of the total combined voting power of all classes of the Company’s stock entitled to vote. In addition, this description of the material U.S. federal income tax consequences does not address the tax treatment of special classes of U.S. Holders, such as (i) financial institutions, (ii) regulated investment companies, (iii) real estate investment trusts, (iv) tax-exempt entities, (v) insurance companies, (vi) persons holding the Offered Shares as part of a hedging, integrated or conversion transaction, constructive sale or “straddle,” (vii) persons who acquired Offered Shares through the exercise or cancellation of employee stock options or otherwise as compensation for their services, (viii) U.S. expatriates, (ix) persons subject to the alternative minimum tax, (x) dealers or traders in securities or currencies, (xi) holders whose functional currency is not the U.S. dollar. This summary does not address estate and gift tax consequences or tax consequences under any state, local or foreign laws.

For purposes of this section, a “U.S. Holder” is (1) an individual citizen of the United States or a resident alien of the United States; (2) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any state thereof or the District of Columbia; (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (4) a trust (A) if a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have authority to control all substantial decisions of the trust or (B) that has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

If a partnership or other pass-through entity is a beneficial owner of Offered Shares, the tax treatment of a partner or other owner will generally depend upon the status of the partner (or other owner) and the activities of the entity. Partners (or other owners) of a pass-through entity that acquire Offered Shares should consult their tax advisors regarding the tax consequences of acquiring, owning and disposing of Offered Shares.

The following discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), U.S. judicial decisions, administrative pronouncements, existing and proposed Treasury regulations, all as in effect as of the date hereof. All of the preceding authorities are subject to change, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those discussed below. The Company has not requested, and will not request, a ruling from the U.S. Internal Revenue Service (the “IRS”) with respect to any of the U.S. federal income tax consequences described below, and as a result there can be no assurance that the IRS will not disagree with or challenge any of the conclusions the Company has reached and describe herein.

The following discussion is for general information only and is not intended to be, nor should it be construed to be, legal or tax advice to any holder or prospective holder of Offered Shares and no opinion or representation with respect to the U.S. federal income tax consequences to any such holder or prospective holder is made. Prospective purchasers are urged to consult their tax advisors as to the particular consequences to them under U.S. federal, state and local, and applicable foreign, tax laws of the acquisition, ownership and disposition of Offered Shares.

Passive Foreign Investment Company Considerations

Special and generally unfavourable U.S. federal income tax rules may apply to a U.S. Holder if its holding period in Offered Shares includes any period during a taxable year of the Company in which the Company is a PFIC. A non-United States corporation is a passive foreign investment company (“PFIC”) for each taxable year in which (i) 75% or more of its gross income is passive income or (ii) 50% or more of the average value of its assets are assets that either produce or are held for the production of passive income. Special rules apply to corporations where at least 25% of the stock by value, is owned, directly or indirectly, by a non-United States corporation (“Lower-Tier Corporation”). For purposes of determining whether the Company is a PFIC, it will be treated as if it held its proportionate share of the assets of any Lower-Tier Corporation and received directly its proportionate share of the income of any Lower-Tier Corporation.

Based on the scope of its current and projected operations, the Company believes that it is currently a PFIC and may remain a PFIC in future years. The determination of the Company’s PFIC status for any year is very fact-specific, and there can be no assurance in this regard. If the Company is classified as a PFIC in any year during which a U.S. Holder holds Offered Shares, the Company will generally continue to be treated as a PFIC to such holder in all succeeding years, regardless of whether the Company continues to meet the income or asset test discussed above.

If the Company is a PFIC, and a U.S. Holder does not make a timely QEF or mark-to-market election (a “Non-Electing Holder”), then special taxation rules will apply to (i) gains realized on the disposition of such U.S. Holder’s Offered Shares and (ii) certain “excess distributions” (generally, distributions received in the current taxable year that are in excess of 125% of the average distributions received during the three preceding years or, if shorter, such U.S. Holder’s holding period) by the Company. Pursuant to these rules, a Non-Electing Holder generally would be required to pro rate all gains realized on the disposition of any of its Offered Shares and all excess distributions on its Offered Shares over its entire holding period. All gains or excess distributions allocated to prior years of a U.S. Holder (other than any year before the first taxable year of the Company during such U.S. Holder’s holding period for which it was a PFIC) would be taxed at the highest tax rate for each such prior year applicable to ordinary income. A Non-Electing Holder also would be liable for interest on the foregoing tax liability for each such prior year calculated as if such liability had been due with respect to each such prior year but had not been paid until the taxable year within which the gains or excess distributions have occurred. The balance of the gain or the excess distribution would be treated as ordinary income in the year of the disposition or distribution, and no interest charge would be incurred with respect to such balance.

Some of the companies in which the Company holds an interest likely will be treated as PFICs for U.S. federal income tax purposes. In addition, some of those companies may hold interests companies that are also treated as PFICs. U.S. Holders of Offered Shares will generally be treated as owning an indirect equity interest in any such PFICs (“Lower-Tier PFICs”) and could be subject to certain adverse tax consequences.

If the Company is a PFIC during any year and the Company owns an indirect interest in any Lower-Tier PFICs during such year, U.S. Holders will be treated as owning directly such proportionate amount (by value) of the Company’s direct or indirect interests in the Lower-Tier PFICs. Accordingly, a U.S. Holder will be subject to the adverse tax consequences described above with respect to any excess distributions made by such Lower-Tier PFIC, any gain on the disposition by the Company (or another Lower-Tier PFIC) of the Company’s (or its) equity interest in such Lower-Tier PFIC treated as indirectly realized by such U.S. Holder, and any gain treated as indirectly realized by such U.S. Holder on the disposition of its ownership of the Offered Shares which may arise even if such U.S. Holder realizes an overall net loss on such disposition. Such amount will not be reduced by the Company’s expenses or losses, but any income recognized may increase such U.S. Holder’s tax basis in its Offered Shares. Furthermore, any gain realized on the direct or indirect disposition by a U.S. Holder of an interest in a Lower-Tier PFIC will not be able to be offset by any loss realized on the direct or indirect disposition of other Lower-Tier PFICs.

Accordingly, U.S. Holders should be aware that such U.S. Holder could be subject to tax even if no distributions are received from the Company and no redemptions or other dispositions of Offered Shares are made. The Company may not be able to provide U.S. Holders with the information that would be necessary to calculate the amount, if any, of such tax that may be due.

Under the Code, a U.S. Holder of shares of a PFIC may make a QEF election with respect to shares of the PFIC. Upon request, the Company expects to provide U.S. Holders with the information that is necessary to make a QEF election. If a U.S. Holder were eligible for and timely made a QEF election, such U.S. Holder would include in income each year for which the Company is a PFIC (and be subject to current U.S. federal income tax on) such U.S. Holder’s pro rata share of the Company’s ordinary earnings, as ordinary income, and net capital gains, as long-term capital gain, for the Company’s taxable year that ends with or within such U.S. Holder’s taxable year, regardless of whether such amounts are actually distributed. A U.S. Holder’s adjusted tax basis in the Offered Shares would be increased to reflect taxed but undistributed earnings and profits. Distributions of earnings and profits that had been previously taxed would result in a corresponding reduction in a U.S. Holder’s adjusted tax basis in the Company’s Offered Shares and would not be taxed again. A U.S. Holder would not, however, be entitled to a deduction for such U.S. Holder’s pro rata share of any losses that the Company incurred with respect to any year. In certain cases in which the Company did not distribute all of its earnings in a taxable year, a U.S. Holder might also be permitted to elect to defer payment of some or all of the taxes on the Company’s income, subject to an interest charge on the deferred amount. U.S. Holders would generally recognize capital gain or loss on the sale, exchange or other disposition of Offered Shares. U.S. Holders would generally make a QEF election with respect to the first year during which the Company were at any time a PFIC by filing the appropriate form with such U.S. Holder’s U.S. federal income tax return. The QEF election is made on a shareholder by shareholder basis and can only be revoked with the consent of the IRS. U.S. Holders are urged to consult their own tax advisors as to the consequences of making a QEF election.

If the Company is a PFIC and the Offered Shares are considered “marketable stock” for purposes of the PFIC rules, a U.S. Holder may avoid the imposition of the additional tax and interest described above by making a mark-to-market election in the first year of its holding period in such Offered Shares. The Offered Shares will be marketable stock if they are regularly traded on a qualifying exchange that is either (i) a national securities exchange which is registered with the Securities and Exchange Commission or the national market system established pursuant to the Exchange Act, or (ii) any exchange or other market that the United States Treasury Department determines is adequate. The Company believes that the NYSE and TSX meet this test, and accordingly, provided that the Offered Shares are regularly traded on the NYSE or TSX, a U.S. Holder should be able to make a mark-to-market election with respect to the Offered Shares if the Company is classified as a PFIC. If a U.S. Holder chooses to make a mark-to-market election, such U.S. Holder must include in ordinary income for each taxable year for which the election is in effect, and during which the Company is a PFIC, an amount equal to the excess, if any, of the fair market value of its Offered Shares as of the close of the taxable year over its adjusted tax basis in the Offered Shares. In addition, the U.S. Holder may claim an ordinary loss deduction for the excess, if any, of its adjusted tax basis in the Offered Shares over the fair market value of the Offered Shares at the close of the taxable year, but only to the extent of any prior net mark-to-market gains. U.S. Holders considering the mark-to-market election should note that although it generally avoids the interest charge associated with PFICs as described above, the application of the rules regarding indirect interests in Lower-Tier PFICs (as described above) to the mark-to-market election is not entirely clear under current law. Accordingly, it may well be that a mark-to-market election would not be effective with respect to interests in a Lower-Tier PFIC. If the mark-to-market election is not effective with respect to interests in a Lower-Tier PFIC, then U.S. Holders may be subject to the adverse tax consequences described above with respect to any interests in a Lower-Tier PFIC. A mark-to-market election is not available for shares of Lower-Tier PFICs because such shares are not marketable stock (as described above). U.S. Holders are urged to consult their own tax advisors as to the consequences of making a mark-to-market election.

Notwithstanding any election made with respect to Offered Shares, dividends received with respect to the Company’s shares will not constitute qualified dividends if the Company is a PFIC in either the year of the distribution or the preceding taxable year. Dividends that do not constitute qualified dividends are not eligible for taxation at the reduced tax rate discussed below in “United States Income Tax Considerations – Distributions.” Instead, such dividends would be subject to tax at ordinary income rates.

If the Company is a PFIC, each U.S. Holder of Offered Shares may be required to file an annual report with the IRS and failure to file such report could result in the imposition of penalties on such U.S. Holder. U.S. Holders are urged to consult their own tax advisors as to the requirement to file an annual report and the penalties that may apply for failing to file such annual report.

Distributions

Subject to the discussion of the PFIC rules discussed above, the gross amount of any distribution paid by the Company will generally be subject to United States federal income tax as foreign source dividend income to the extent paid out of its current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Such amount will be includable in gross income by U.S. Holders as ordinary income on the date that the U.S. Holder actually or constructively receives its distribution in accordance with its regular method of accounting for U.S. federal income tax purposes. The amount of any distribution made by the Company in property other than cash will be the fair market value of such property on the date of the distribution. Dividends paid by the Company will not be eligible for the dividends received deduction allowed to corporations.

Subject to applicable exceptions with respect to short-term and hedged positions, certain dividends received by non-corporate U.S. Holders from a qualified foreign corporation (“QFC”) may be eligible for reduced rates of taxation (“qualified dividends”). A QFC includes a foreign corporation that is eligible for the benefits of a comprehensive income tax treaty with the United States that the U.S. Treasury Department determines to be satisfactory for these purposes and that includes an exchange of information provision. The U.S. Treasury has determined that the United States—Canada Income Tax Convention meets these requirements, and the Company believes that it is eligible for the benefits of the Tax Convention. A foreign corporation is also treated as a QFC with respect to dividends paid by that corporation on ordinary shares that are readily tradeable on an established securities market in the United States. U.S. Treasury guidance indicates that the Company’s Offered Shares are readily tradeable on an established securities market in the U.S.; however, there can be no assurance that the Offered Shares will be considered readily tradeable on an established securities market in future years. Dividends received by U.S. investors from a foreign corporation that was a PFIC in either the taxable year of the distribution or the preceding taxable year will not constitute qualified dividends (see “United States Federal Income Tax Considerations – Passive Foreign Investment Company Considerations”).

To the extent a distribution exceeds the amount of the Company’s current and accumulated earnings and profits, as determined under U.S. federal income tax principles, it will be treated first as a tax-free return of capital, causing a reduction in the adjusted basis of a U.S. Holder’s Offered Shares (thereby increasing the amount of gain, or decreasing the amount of loss, to be recognized upon a subsequent disposition of the Offered Shares), with any amount that exceeds the U.S. Holder’s adjusted basis being taxed as a capital gain recognized on a sale or exchange (as discussed below). However, the Company does not maintain calculations of its earnings and profits in accordance with U.S. federal income tax principles, and U.S. Holders should therefore assume that any distribution with respect to Offered Shares will constitute ordinary dividend income.

Subject to certain limitations, any Canadian tax withheld with respect to distributions made on the Offered Shares will be treated as foreign taxes eligible for credit against a U.S. Holder’s U.S. federal income tax liability. Alternatively, U.S. Holders may, subject to applicable limitations, elect to deduct the otherwise creditable Canadian withholding taxes for U.S. federal income tax purposes, but only for a year in which such U.S. Holder elects to do so for all creditable taxes. The rules governing the foreign tax credit are complex and involve the application of rules that depend upon a U.S. Holder’s particular circumstances. Accordingly, U.S. Holders are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

The gross amount of distributions paid in any foreign currency will be included by U.S. Holders in income in a dollar amount calculated by reference to the exchange rate in effect on the day the distributions are paid regardless of whether the payment is in fact converted into U.S. dollars. If the foreign currency is converted into U.S. dollars on the date of the payment, U.S. Holders should not be required to recognize any foreign currency gain or loss with respect to the receipt of foreign currency as distributions. If, instead, the foreign currency is converted at a later date, any currency gains or losses resulting from the conversion of the foreign currency will be treated as U.S. source ordinary income or loss.

Sale, Exchange or Other Taxable Disposition of Offered Shares

Subject to the discussion of the PFIC rules discussed above, U.S. Holders generally will recognize gain or loss upon the taxable sale, exchange or other disposition of Offered Shares in an amount equal to the difference between (i) the amount realized upon the sale, exchange or other taxable disposition and (ii) the U.S. Holder’s adjusted tax basis in the Offered Shares. Generally, such gain or loss will be capital gain or loss and will be long-term capital gain or loss if, on the date of the sale, exchange or other taxable disposition, the U.S. Holder has held the Offered Shares for more than one year. Long-term capital gains recognized by non-corporate U.S. Holders are generally subject to U.S. federal income tax at preferred rates. The deductibility of capital losses is subject to limitations under the Code.

A U.S. Holder’s initial tax basis in the Offered Shares will be the U.S. dollar value of the Canadian dollar denominated purchase price determined on the date of purchase. If the Offered Shares are treated as traded on an “established securities market,” a cash basis U.S. Holder (or, if it elects, an accrual basis U.S. Holder) will determine the U.S. dollar value of the cost of such Offered Shares by translating the amount paid at the spot rate of exchange on the settlement date of the purchase. The conversion of U.S. dollars to Canadian dollars and the immediate use of that currency to purchase common shares will generally not result in taxable gain or loss for a U.S. Holder.

Gain or loss, if any, that U.S. Holders realize upon a sale, exchange or other taxable disposition of Offered Shares will be treated as having a United States source for U.S. foreign tax credit limitation purposes. Consequently, U.S. Holders may not be able to use any foreign tax credits arising from any Canadian tax imposed on the sale, exchange or other taxable disposition of Offered Shares unless such credit can be applied (subject to applicable limitations) against tax due on other income treated as derived from foreign sources or unless an applicable treaty provides otherwise.

If U.S. Holders receive any foreign currency on the sale of Offered Shares, U.S. Holders may recognize ordinary income or loss as a result of currency fluctuations between the date of the sale of Offered Shares and the date the sale proceeds are converted into U.S. dollars.

Additional Tax on Passive Income

An additional 3.8% tax will generally be imposed on the “net investment income” of individuals, estates and trusts whose income exceeds certain thresholds. “Net investment income” generally includes the following: (1) gross income from interest and dividends other than from the conduct of a non-passive trade or business; (2) other gross income from a passive trade or business; and (3) net gain attributable to the disposition of property other than property held in a non-passive trade or business. Therefore, dividends on, and capital gains from the sale or other taxable disposition of, the Offered Shares may be subject to this additional tax.

United States Information Reporting and Backup Withholding Tax

Under U.S. federal income tax law and regulations, certain categories of U.S. Holders must file information returns with respect to their investment in, or involvement in, a foreign corporation. Penalties for failure to file certain of these information returns are substantial. In addition, new U.S. return disclosure obligations (and related penalties for failure to disclose) have also been imposed on United States individuals that hold certain specified foreign financial assets in excess of US$50,000. The definition of specified foreign financial assets includes not only financial accounts maintained in foreign financial institutions, but also may include the Offered Shares. U.S. Holders of Offered Shares should consult with their tax advisors regarding the requirements of filing any information returns.

Dividends on Offered Shares and proceeds from the sale or other disposition of Offered Shares that are paid in the United States or by a United States-related financial intermediary will be subject to United States information reporting rules, unless a U.S. Holder is a corporation or other exempt recipient. In addition, payments that are subject to information reporting may be subject to backup withholding (at a 28% rate) if a U.S. Holder does not provide its taxpayer identification number and otherwise comply with the backup withholding rules. Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules are available to be credited against a U.S. Holder’s U.S. federal income tax liability and may be refunded to the extent they exceed such liability, provided the required information is provided to the IRS in a timely manner.

LEGAL MATTERS

The matters referred to under “Eligibility for Investment”, “Certain Canadian Federal Income Tax Considerations” and certain legal matters relating to the Offering to be distributed pursuant to this short form prospectus will be passed upon on behalf of the Company by Blake, Cassels & Graydon LLP and on behalf of the Underwriters by Stikeman Elliott LLP. Certain U.S. legal matters relating to the Offering will be passed upon by Paul, Weiss, Rifkind, Wharton & Garrison LLP on behalf of the Company and Skadden, Arps, Slate, Meagher & Flom LLP on behalf of the Underwriters. As at the date hereof, the partners and associates of Blake, Cassels & Graydon LLP and Stikeman Elliott LLP, collectively beneficially own, or control or direct, directly or indirectly, less than 1% of the outstanding Common Shares of the Company.

INTERESTS OF EXPERTS

The technical information, mineral resource estimates and economic estimates relating to the Juanicipio Project, the Cinco de Mayo Property and the Company’s other properties included or incorporated by reference in this short form prospectus has been included or incorporated by reference in reliance on the report, valuation, statement or opinion of the persons described below. The following persons are named as having prepared or certified a report under NI 43-101 referenced in this short form prospectus, either directly or in a document incorporated by reference.

David Ross, P.Geo., Jason Cox, P.Eng., and Holger Krutzelmann, P.Eng., of Roscoe Postle Associates Inc., are the authors responsible for the preparation of the Technical Report entitled “Technical Report on the Mineral Resource Update for the Juanicipio Joint Venture, Zacatecas State, Mexico”, dated June 12, 2014, as amended on June 30, 2014 and filed on SEDAR on July 3, 2014. This report replaces and supercedes the previously filed reports with respect to the Juanicipio Property.

David Ross, M.Sc., P.Geo., of Roscoe Postle Associates Inc., is the author responsible for the preparation of the Technical Report dated November 14, 2012 entitled “Technical Report on the Upper Manto Deposit, Chihuahua, Mexico”.

David Ross, M.Sc., P.Geo., of Roscoe Postle Associates Inc., is the author responsible for the preparation of the Technical Report dated September 10, 2010 entitled “Technical Report on the Pozo Seco Mineral Resource Estimate, Cinco de Mayo Project, Chihuahua, Mexico”.

Dr. Peter Megaw, Ph.D., C.P.G., and a Qualified Person as defined under NI 43-101, has prepared, supervised the preparation of or reviewed certain parts of this short form prospectus and the documents incorporated by reference herein that are of a scientific or technical nature.

Deloitte LLP, Chartered Accountants, have prepared a report of the Independent Registered Public Accounting Firm dated March 27, 2014 in respect of the Company’s consolidated financial statements as at December 31, 2013 and 2012, and have advised that they are independent with respect to the Company within the meaning of the Rules of Professional Conduct of the Institute of Chartered Accountants of British Columbia.

None of the experts named in the foregoing section held, at the time they prepared or certified such statement, report or valuation, received after such time or will receive any registered or beneficial interest, direct or indirect, in any securities or other property of the Company or one of the Company’s associates or affiliates, other than Dr. Peter Megaw who is a shareholder of the Company and holds approximately 0.7% of the outstanding securities of the Company.

AUDITORS, TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for the Common Shares is Computershare Investor Services Inc. at its principal offices in Toronto, Ontario and Vancouver, British Columbia.

The auditors of the Company are Deloitte LLP, Chartered Accountants, 2800 – 1055 Dunsmuir Street, 4 Bentall Centre, Vancouver, British Columbia, V7X 1P4.

ELIGIBILITY FOR INVESTMENT

In the opinion of Blake, Cassels & Graydon LLP, counsel to the Company, and Stikeman Elliott LLP, counsel to the Underwriters, based on the current provisions of the Tax Act and the Regulations, an Offered Share, if issued on the date hereof, will be a “qualified investment” under the Tax Act and the Regulations for a trust governed by a “registered retirement savings plan” (“RRSP”), “registered retirement income fund” (“RRIF”), “tax-free savings account” (“TFSA”), “registered education savings plan”, “deferred profit sharing plan” or “registered disability savings plan” (as those terms are defined in the Tax Act).

Notwithstanding that an Offered Share may be a qualified investment for a TFSA, RRSP or RRIF (a “Registered Plan”), if the Offered Share is a “prohibited investment” within the meaning of the Tax Act for a Registered Plan, the holder or annuitant of the Registered Plan, as the case may be, will be subject to penalty taxes as set out in the Tax Act. An Offered Share will generally not be a “prohibited investment” for a Registered Plan if the holder or annuitant, as the case may be, (i) deals at arm’s length with the Company for the purposes of the Tax Act, and (ii) does not have a “significant interest” (as defined in the Tax Act) in the Company. In addition, an Offered Share will not be a “prohibited investment” if the Offered Share is “excluded property” as defined in the Tax Act for a Registered Plan.

Purchasers of the Offered Shares should consult their own tax advisers with respect to whether Offered Shares would be prohibited investments having regard to their particular circumstances.

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED

TO OFFEREES OR PURCHASERS

Indemnification

The Registrant is subject to the provisions of the Business Corporations Act (British Columbia) (the “Act”).

Under Section 160(a) of the Act, and subject to Section 163 of the Act, an individual who:

•	is or was a director or officer of the Registrant,

•	is or was a director or officer of another corporation (i) at a time when the corporation is or was an affiliate of the Registrant, or (ii) at the request of the Registrant, or

•	at the request of the Registrant, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity,

and includes, except in the definition of “eligible proceeding” and except in sections 163(1)(c) and (d) and 165 of the Act, the heirs and personal or other legal representatives of that individual (collectively, an “eligible party”), may be indemnified by the Registrant against all eligible penalties (as defined herein) to which the eligible party is or may be liable. Section 160(b) of the Act permits the Registrant to pay the expenses actually and reasonably incurred by an eligible party after the final disposition of the eligible proceeding (as defined herein).

Under Section 159 of the Act, an “eligible penalty” is defined as a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an eligible proceeding. An “eligible proceeding” means a proceeding (as defined herein) in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the Registrant or an associated corporation, (a) is or may be joined as a party, or (b) is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding. A “proceeding” includes any legal proceeding or investigative action, whether current, threatened, pending or completed.

Under Section 161 of the Act, and subject to Section 163 of the Act, the Registrant must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by the eligible party in respect of that proceeding if the eligible party (a) has not been reimbursed for those expenses, and (b) is wholly successful, on the merits or otherwise, in the outcome of the proceeding or is substantially successful on the merits in the outcome of the proceeding.

Under Section 162 of the Act, and subject to Section 163 of the Act, the Registrant may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of that proceeding; provided the Registrant must not make such payments unless it first receives from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited by Section 163, the eligible party will repay the amounts advanced.

Under Section 163(1) of the Act, the Registrant must not indemnify an eligible party under Section 160(a) of the Act, or pay the expenses of an eligible party in respect of that proceeding under Sections 160(b), 161 or 162 of the Act, as the case may be, if any of the following circumstances apply:

•

if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, the Registrant was prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

•

if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the Registrant is prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

•

if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the Registrant or the associated corporation, as the case may be; or

•

in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

Under Section 163(2) of the Act, if an eligible proceeding is brought against an eligible party by or on behalf of the Registrant or by or on behalf of an associated corporation, the Registrant must neither indemnify the eligible party under Section

160(a) of the Act in respect of the proceeding, nor pay the expenses of the eligible party under Sections 160, 161 or 162 of the Act in respect of the proceeding.

Under Section 164 of the Act, despite any other provision of Division 5—Indemnification of Directors and Officers and Payment of Expenses under the Act and whether or not payment of expenses or indemnification has been sought, authorized or declined under such Division, the Supreme Court of British Columbia may, on application of the Registrant or an eligible party, may:

•	order the Registrant to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding;

•	order the Registrant to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;

•	order the enforcement of, or any payment under, an agreement of indemnification entered into by the Registrant;

•	order the Registrant to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under this section; or

•	make any other order the Court considers appropriate.

The articles of a company may affect its power or obligation to give an indemnity or pay expenses. As indicated above, this is subject to the overriding power of the Court under Section 164 of the Act.

Under Article 21 of the articles of MAG Silver Corp. (the “Articles”), the Registrant must indemnify a director, former director or alternate director of the Registrant and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and the Registrant must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each director and alternate director is deemed to have contracted with the Registrant on the terms of the indemnity contained in Article 21 of the Articles.

Subject to any restrictions in the Act, the Registrant may indemnify any person.

The failure of a director, alternate director or officer of the Registrant to comply with the Act or the Articles does not invalidate any indemnity to which he or she is entitled under the Article 21 of the Articles.

For the purposes of the Articles, an “eligible penalty” means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an eligible proceeding. An “eligible proceeding” means a legal proceeding or investigative action, whether current, threatened, pending or completed, in which a director, former director or alternate director of the Registrant (an “eligible party”) or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or alternate director of the Registrant, (a) is or may be joined as a party, or (b) is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding. “Expenses” has the meaning set out in the Act.

Under the Articles, the Registrant may purchase and maintain insurance for the benefit of any person (or his or her heirs or legal personal representatives) who:

•	is or was a director, alternate director, officer, employee or agent of the Registrant;

•	is or was a director, alternate director, officer, employee or agent of a corporation at a time when the corporation is or was an affiliate of the Registrant;

•	at the request of the Registrant, is or was a director, alternate director, officer, employee or agent of a corporation or of a partnership, trust, joint venture or other unincorporated entity;

•	at the request of the Registrant, holds or held a position equivalent to that of a director, alternate director or officer of a partnership, trust, joint venture or other unincorporated entity;

against any liability incurred by him or her as such director, alternate director, officer, employee or agent or person who holds or held such equivalent position.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “1933 Act”), may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is therefore unenforceable.

FORM F-10

EXHIBITS OF MAG SILVER CORP.

EXHIBIT NUMBER		DESCRIPTION

3.1		Underwriting Agreement.

4.1

Annual Information Form for the year ended December 31, 2013, dated March 27, 2014 (incorporated by reference to Exhibit 99.1 to our Annual Report on Form 40-F for the fiscal year ended December 31, 2013 filed with the SEC on March 31, 2014 (File No. 001-33574)).

4.2

Audited consolidated financial statements as at December 31, 2013 and 2012 and for the years then ended, together with the notes thereto and the report of the independent registered public accounting firm thereon (incorporated by reference to Exhibit 99.2 to our Annual Report on Form 40-F for the fiscal year ended December 31, 2013 filed with the SEC on March 31, 2014 (File No. 001-33574)).

4.3

Management’s discussion and analysis of operating and financial results for the year ended December 31, 2013 (incorporated by reference to Exhibit 99.2 to our Annual Report on Form 40-F for the fiscal year ended December 31, 2013 filed with the SEC on March 31, 2014 (File No. 001-33574)).

4.4

Unaudited condensed interim consolidated financial statements as at March 31, 2014 and 2013 and for the three months ended March 31, 2014, together with the notes thereto (incorporated by reference to Exhibit 99.1 to our Report on Form 6-K filed with the SEC on May 15, 2014 (File No. 001-33574)).

4.5

Management’s discussion and analysis of operating and financial results for the three months ended March 31, 2014 (incorporated by reference to Exhibit 99.2 to our Report on Form 6-K filed with the SEC on May 15, 2014 (File No. 001-33574)).

4.6

Management Information Circular—Proxy Statement dated May 20, 2014 relating to the annual and special meeting of shareholders held on June 24, 2014 (incorporated by reference to Exhibit 99.1 to our Report on Form 6-K filed with the SEC on May 29, 2014 (File No. 001-33574)).

4.7

Technical Report on the Mineral Resource Update for the Juanicipio Joint Venture, Zacatecas State, Mexico, authored by Roscoe Postle Associates Inc., dated June 12, 2014, as amended on June 30, 2014 (incorporated by reference to Exhibit 99.1 to our Report on Form 6-K filed with the SEC on July 7, 2014 (File No. 001-33574)).

4.8		Material Change Report, dated June 27, 2014 (incorporated by reference to Exhibit 99.1 to our Report on Form 6-K filed with the SEC on June 30, 2014 (File No. 001-33574)).

5.1		Consent of Deloitte LLP.

5.2	*	Consent of David Ross, M.Sc., P. Geo.

5.3	*	Consent of Peter Megaw, Ph.D., C.P.G.

5.4	*	Consent of Holger Krutzelmann, P. Eng.

5.5	*	Consent of Jason J. Cox, P. Eng.

5.6	*	Consent of Blake, Cassels & Graydon LLP, legal counsel.

5.7	*	Consent of Michael Thomas, MAusIMM (CP).

5.8	*	Consent of Henrik Thalenhorst, P. Geo.

5.9	*	Consent of Alan Riles, MAIG.

6.1	*	Powers of Attorney.

*	Previously filed.

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1. Undertaking

The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.

Item 2. Consent to Service of Process

A written Appointment of Agent for Service of Process and Undertaking on Form F-X for the Registrant and its agent for service of process was filed concurrently with the initial filing of this Registration Statement on Form F-10.

Any change to the name or address of the agent for service of process of the Registrant shall be communicated promptly to the Commission by amendment to Form F-X referencing the file number of this Registration Statement on Form F-10.

III-1

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Canada, on July 9, 2014.

MAG SILVER CORP.

By:	/s/ George Paspalas
Name: George Paspalas Title: President and Chief Executive Officer

Signature	Capacity	Date

/s/ George Paspalas George Paspalas	Director, President and Chief Executive Officer (Principal Executive Officer)	July 9, 2014

/s/ Larry Taddei Larry Taddei	Chief Financial Officer (Principal Financial & Accounting Officer)	July 9, 2014

* Peter D. Barnes	Director	July 9, 2014

* Richard P. Clark	Director	July 9, 2014

* Richard M. Colterjohn	Director	July 9, 2014

III-2

Signature	Capacity	Date

* Daniel T. MacInnis	Director	July 9, 2014

* Jonathan A. Rubenstein	Director	July 9, 2014

* Derek C. White	Director	July 9, 2014

*By:	/s/ George Paspalas
Name:	George Paspalas
Title:	Attorney-in-fact

III-3

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the undersigned has signed this Amendment No. 2 to the Registration Statement, in the capacity of the duly authorized representative of the Registrant in the United States, on July 9, 2014.

By:	/s/ Don Puglisi
Name: Don Puglisi Title: Managing Director, Puglisi & Associates

III-4

INDEX OF EXHIBITS OF MAG SILVER CORP.

to

FORM F-10

EXHIBIT NUMBER		DESCRIPTION

3.1		Underwriting Agreement.

4.1

Annual Information Form for the year ended December 31, 2013, dated March 27, 2014 (incorporated by reference to Exhibit 99.1 to our Annual Report on Form 40-F for the fiscal year ended December 31, 2013 filed with the SEC on March 31, 2014 (File No. 001-33574)).

4.2

Audited consolidated financial statements as at December 31, 2013 and 2012 and for the years then ended, together with the notes thereto and the report of the independent registered public accounting firm thereon (incorporated by reference to Exhibit 99.2 to our Annual Report on Form 40-F for the fiscal year ended December 31, 2013 filed with the SEC on March 31, 2014 (File No. 001-33574)).

4.3

Management’s discussion and analysis of operating and financial results for the year ended December 31, 2013 (incorporated by reference to Exhibit 99.2 to our Annual Report on Form 40-F for the fiscal year ended December 31, 2013 filed with the SEC on March 31, 2014 (File No. 001-33574)).

4.4

Unaudited condensed interim consolidated financial statements as at March 31, 2014 and 2013 and for the three months ended March 31, 2014, together with the notes thereto (incorporated by reference to Exhibit 99.1 to our Report on Form 6-K filed with the SEC on May 15, 2014 (File No. 001-33574)).

4.5

Management’s discussion and analysis of operating and financial results for the three months ended March 31, 2014 (incorporated by reference to Exhibit 99.2 to our Report on Form 6-K filed with the SEC on May 15, 2014 (File No. 001-33574)).

4.6

Management Information Circular—Proxy Statement dated May 20, 2014 relating to the annual and special meeting of shareholders held on June 24, 2014 (incorporated by reference to Exhibit 99.1 to our Report on Form 6-K filed with the SEC on May 29, 2014 (File No. 001-33574)).

4.7

Technical Report on the Mineral Resource Update for the Juanicipio Joint Venture, Zacatecas State, Mexico, authored by Roscoe Postle Associates Inc., dated June 12, 2014, as amended on June 30, 2014 (incorporated by reference to Exhibit 99.1 to our Report on Form 6-K filed with the SEC on July 7, 2014 (File No. 001-33574)).

4.8		Material Change Report, dated June 27, 2014 (incorporated by reference to Exhibit 99.1 to our Report on Form 6-K filed with the SEC on June 30, 2014 (File No. 001-33574)).

5.1		Consent of Deloitte LLP.

5.2	*	Consent of David Ross, M.Sc., P. Geo.

5.3	*	Consent of Peter Megaw, Ph.D., C.P.G.

5.4	*	Consent of Holger Krutzelmann, P. Eng.

5.5	*	Consent of Jason J. Cox, P. Eng.

5.6	*	Consent of Blake, Cassels & Graydon LLP, legal counsel.

5.7	*	Consent of Michael Thomas, MAusIMM (CP).

5.8	*	Consent of Henrik Thalenhorst, P. Geo.

5.9	*	Consent of Alan Riles, MAIG.

6.1	*	Powers of Attorney.

*	Previously filed.

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